As filed with the Securities and Exchange Commission on October 26, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iShares® Copper Trust

(Exact name of registrant as specified in its charter)

New York	6799	[ ]
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o BlackRock Asset Management International Inc.

400 Howard Street

San Francisco, CA 94105

Attn: Product Management Team,

Intermediary Investor and Exchange-Traded Products Department

(415) 670-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

c/o BlackRock Asset Management International Inc.

400 Howard Street

San Francisco, CA 94105

Attn: Product Management Team,

Intermediary Investor and Exchange-Traded Products Department

(415) 670-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Yeres, Esq. Clifford Chance US LLP 31 West 52nd Street New York, NY 10019	Deepa Damre, Esq. BlackRock Institutional Trust Company, N.A. 400 Howard Street San Francisco, CA 94105

Approximate date of commencement of proposed sale to the public: As soon as practical after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Shares	12,120,000	82.50	$999,900,000	$71,293

(1)	The proposed maximum aggregate offering price has been calculated assuming that all Shares are sold at a price of $82.50 per Share (determined on the basis of the price of $8,250 per metric tonne of copper announced by the London Metal Exchange on October 20, 2010 and taking into account that, on the day of creation of the registrant trust, each Share is expected to represent 10 kilograms of copper). The amount of the registration fee of the Shares is calculated in reliance upon Rule 457(d) under the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated [            ], 20[    ]

12,120,000 Shares

iShares® Copper Trust

The iShares® Copper Trust issues shares (“Shares”) representing fractional undivided beneficial interests in its net assets. The objective of the trust is for the Shares to reflect, at any given time, the value of the assets owned by the trust less the trust’s expenses and liabilities at that time. The assets of the trust consist primarily of copper held by a custodian on behalf of the trust. The Shares are listed and traded on [            ] under the symbol “[            ]”. Market prices for the Shares may be different from the net asset value per Share. BlackRock Asset Management International Inc. is the sponsor of the trust, The Bank of New York Mellon is the trustee of the trust, and Metro International Trade Services LLC is the custodian of the trust. The trust is not an investment company registered under the Investment Company Act of 1940. The trust is not a commodity pool for purposes of the Commodity Exchange Act, and its sponsor is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor.

Copper owned by the trust will be held by the custodian in the United States, [            ], and other locations that may be authorized in the future.

The trust intends to issue Shares on a continuous basis. A block of 2,500 Shares is called a “Basket”. The trust issues and redeems Shares only in blocks of [            ] or more Baskets. The trust issues Baskets in exchange for copper in physical form. Generally, redemptions take place in exchange for warehouse warrants (called “Warrants”) issued by the custodian of the trust’s copper in compliance with applicable rules of the London Metal Exchange (the “LME”). Because, in compliance with LME rules, Warrants can only be issued in amounts of 25 metric tonnes (plus or minus 2%), redemptions of Baskets may require delivery of an amount of cash sufficient to adjust for the value of the copper not susceptible to be delivered in Warrant form. Redemptions will take place in exchange for physical copper only when Warrants are not available to the trust (for example, because the copper held by the trust does not meet the LME specifications to be placed on Warrant). Only registered broker-dealers that become authorized participants by entering into a contract with the sponsor and the trustee may purchase or redeem Baskets. Shares will be offered to the public from time to time at prices that will reflect the price of copper and the trading price of the Shares on [            ] at the time of the offer.

Except when aggregated in Baskets, Shares are not redeemable securities.

Investing in the Shares involves significant risks. See “Risk Factors” starting on page 13.

Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of the securities offered in this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Shares are not interests in or obligations of the sponsor or the trustee. The Shares are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

“iShares” is a registered trademark of BlackRock Institutional Trust Company, N.A.

The date of this prospectus is [            ], 20[    ].

i

ii

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements which relate to future events or future performance. In some cases, you can identify such forward-looking statements by terminology such as “may,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this prospectus that address activities, events or developments that may occur in the future, including such matters as changes in market conditions (for copper and the Shares), the trust’s operations, the sponsor’s plans and references to the trust’s future success and other similar matters are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses made by the sponsor on the basis of its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. Whether actual results and developments will conform to the sponsor’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus, general economic, market and business conditions, changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies, and other world economic and political developments. See “Risk Factors.” Consequently, all the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the sponsor anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the trust’s operations or the value of the Shares. Moreover, neither the sponsor, nor any other person assumes responsibility for the accuracy or completeness of the forward-looking statements. Neither the trust nor the sponsor is under a duty to update any of the forward-looking statements to conform such statements to actual results or to a change in the sponsor’s expectations or predictions.

GLOSSARY

In this prospectus, each of the following terms has the meaning set forth below:

“Allocated”—Copper is said to be held in “allocated” form when specific pieces of copper held by the custodian are identified as the property of the person holding the “allocated” account.

“Authorized Participant”—A person who, at the time of submitting to the trustee an order to create or redeem one or more Baskets (1) is a registered broker-dealer, (2) is a DTC Participant or an Indirect Participant, and (3) has in effect a valid Authorized Participant Agreement.

“Authorized Participant Agreement”—An agreement entered into by each Authorized Participant, the sponsor and the trustee which provides the procedures for the creation and redemption of Baskets.

“Basket”—A block of 2,500 Shares or such number of Shares as the trustee, in consultation with the sponsor, may from time to time determine.

“Basket Copper Amount”—The amount of copper (measured in metric tonnes and fractions thereof), determined on each Business Day by the trustee, which Authorized Participants must transfer to the trust in exchange for a Basket, or are entitled to receive in exchange for each Basket surrendered for redemption .

“Business Day”—Any day other than (i) a Saturday or a Sunday, or (ii) a day on which [            ] is closed for regular trading.

“CFTC”—Commodity Futures Trading Commission, an independent agency with the mandate to regulate commodity futures and option markets in the United States.

“Code”—The United States Internal Revenue Code of 1986, as amended.

“COMEX”—The exchange market on copper futures contracts operated by Commodity Exchange, Inc., a subsidiary of New York Mercantile Exchange, Inc.

“Commodity Exchange Act”—The United States Commodity Exchange Act of 1936, as amended.

“Copper”—Copper that, at the time it is delivered to the Trust, meets the specifications (with respect to chemical composition, brand, shape, size and identifying markings) of copper eligible to be placed on Warrant and delivered pursuant to a copper futures contract traded on the LME.

“Custodian”—The warehousing company retained by the Trustee to be responsible for the safekeeping of the copper owned by the Trust.

“Custodian Agreement”—The agreement between the trustee and the custodian regarding the custody of the trust’s copper.

“DTC”—The Depository Trust Company, a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

“DTC Participant”—An entity which, pursuant to DTC’s governing documents, is entitled to deposit securities with DTC in its capacity as a “participant”.

“ERISA”—The Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act”—The United States Securities Exchange Act of 1934, as amended.

“FINRA”—The Financial Industry Regulatory Authority.

“FSA”—The Financial Services Authority, an independent non-governmental body which exercises statutory regulatory power under the FSM Act.

“FSM Act”—The United Kingdom Financial Services and Markets Act 2000.

“Indirect Participant”—An entity which has access to the DTC clearing system by clearing securities through, or maintaining a custodial relationship with, a DTC Participant.

“IRA”—Individual retirement account.

“IRS”—Internal Revenue Service.

“LME”—The London Metal Exchange.

“LME Settlement Price”—On any day, the official price (cash, seller) for copper announced by the LME on such day.

“LME Rulebook”—The Rules and Regulations of the London Metal Exchange, as from time to time in effect.

“NAV”—Net asset value per Share. See “Business of the Trust—Valuation of Copper; Computation of Net Asset Value” for a description of how the net asset value of the trust and the NAV are calculated.

“Non-U.S. Shareholder”—A shareholder that is not a U.S. Shareholder.

“OTC”—The global Over-the-Counter market for the trading of copper which consists of transactions in spot, forwards, and options and other derivatives.

“Plans”—Employee benefit plans and certain other plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and certain collective investment funds or insurance company general or separate accounts in which such plans or arrangements are invested, that are subject to Title I of ERISA and/or Section 4975 of the Code.

“SEC”—The Securities and Exchange Commission.

“Securities Act”—The United States Securities Act of 1933, as amended.

“Shareholders”—Owners of beneficial interests in the Shares.

“Shares”—Units of fractional undivided beneficial interest in the net assets of the trust which are issued by the trust.

“Sponsor”—BlackRock Asset Management International Inc., an indirect subsidiary of BlackRock, Inc.

“Trust”—The iShares® Copper Trust, a New York trust formed pursuant to the Trust Agreement.

“Trust Agreement”—The Depositary Trust Agreement dated [            ], 201[    ] among the sponsor, the trustee, the registered and beneficial owners from time to time of Shares and all persons that deposit copper for creation of Shares.

“Trustee”—The Bank of New York Mellon, a banking corporation organized under the laws of the State of New York with trust powers.

“U.S. Shareholder”—A Shareholder that is (1) an individual who is treated as a citizen or resident of the United States for United States federal income tax purposes; (2) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof; (3) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or (4) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust that has made a valid election under applicable Treasury Regulations to be treated as a domestic trust.

“Warrant”—a warehouse warrant representing Copper issued in compliance with the LME Rulebook.

PROSPECTUS SUMMARY

Although the sponsor believes that this summary is materially complete, you should read the entire prospectus, including “Risk Factors” beginning on page 13, before making an investment decision about the Shares.

A glossary of defined terms appears beginning on page 2 above.

Trust Structure, the Sponsor, the Trustee and the Custodian

The trust was formed on [    ], 20[    ] when the sponsor and The Bank of New York Mellon (the “Trustee”) signed the Depositary Trust Agreement (“Trust Agreement”) and an initial deposit of copper was made in exchange for the issuance of [            ] Baskets. The purpose of the trust is to own copper transferred to the trust in exchange for shares issued by the trust (“Shares”). Each Share represents a fractional undivided beneficial interest in the net assets of the trust. The assets of the trust consist primarily of copper held by the custodian on behalf of the trust. However, there may be situations where the trust will unexpectedly hold cash. For example, a claim may arise against a third party, which is settled in cash. In situations where the trust unexpectedly receives cash or other assets, no new Shares will be issued until after the record date for the distribution of such cash or other property has passed.

The trust issues and redeems Shares only in blocks of [            ] or more Baskets. A Basket consists of 2,500 Shares. The trust issues Baskets in exchange for copper in physical form. Generally, redemptions take place in exchange for warehouse warrants (called “Warrants”) issued by the custodian of the trust’s copper in compliance with applicable rules of the London Metal Exchange (the “LME”). Because, in compliance with LME rules, Warrants can only be issued in amounts of 25 metric tonnes (plus or minus 2%), redemptions of Baskets may require delivery of an amount of cash sufficient to adjust for the value of the copper not susceptible to be delivered in Warrant form. Redemptions will take place in exchange for physical copper only when Warrants are not available to the trust (for example, because the copper held by the trust does not meet the LME specifications to be placed on Warrant). Individual Shares will not be redeemed by the trust, but will be listed and traded on [            ] under the symbol “[            ]”. The objective of the trust is for the value of the Shares to reflect, at any given time, the value of copper owned by the trust at that time less the trust’s expenses and liabilities. The material terms of the trust are discussed in greater detail under the section “Description of the Shares and the Trust Agreement”. The trust is not a registered investment company under the Investment Company Act of 1940 and is not required to register under such act.

The trust’s sponsor is BlackRock Asset Management International Inc., a Delaware corporation and a subsidiary of BlackRock, Inc. The Shares are not obligations of, and are not guaranteed by, BlackRock Asset Management International Inc. or any of its subsidiaries or affiliates.

The sponsor arranged for the creation of the trust, the registration of the Shares for their public offering in the United States and the listing of the Shares on [            ]. The sponsor has agreed to assume the following administrative and marketing expenses incurred by the trust: the trustee’s fee, [            ]’s listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses and up to $100,000 per annum in legal fees and expenses. The trust will be responsible for (and, therefore, the Shareholders will bear the burden of) trust expenses not assumed by the Sponsor. These expenses include, primarily, the warehousing fees owed to the custodian and the sponsor’s fee.

The sponsor will not exercise day-to-day oversight over the trustee or the custodian. The sponsor may remove the trustee and appoint a successor trustee if the trustee ceases to meet certain objective requirements (including the requirement that it have capital, surplus and undivided profits of at least $150 million) or if, having received written notice of a material breach of its obligations under the Trust Agreement, the trustee has not cured the breach within thirty days. The sponsor also has the right to replace the trustee during the ninety days following any merger, consolidation or conversion in which the trustee is not the surviving entity or, in its discretion, on the fifth anniversary of the creation of the trust or on any subsequent third anniversary thereafter. The sponsor also has the right to approve any new or additional custodian that the trustee may wish to appoint.

The trustee is The Bank of New York Mellon and the custodian is Metro International Trade Services LLC (the “Custodian”).

The trustee is responsible for the day-to-day administration of the trust. The responsibilities of the trustee include (1) processing orders for the creation and redemption of Baskets; (2) coordinating with the custodian the receipt and delivery of copper transferred to, or by, the trust in connection with each issuance and redemption of Baskets; (3) calculating the net asset value and the adjusted net asset value of the trust on each business day; and (4) selling the trust’s copper as needed to cover the trust’s expenses or pay amounts due by the trust in connection with a redemption of Baskets. For a more detailed description of the role and responsibilities of the trustee see “Description of the Shares and the Trust Agreement” and “The Trustee.”

The custodian is responsible for safekeeping the copper owned by the trust. The custodian is appointed by the trustee and is responsible for any loss of copper to the trustee only. The general role and responsibilities of the custodian are further described in “The Custodian.” Because the holders of Shares are not parties to the custodian agreement, their claims against the custodian may be limited. The custodian has no obligation to accept any additional delivery on behalf of the trust if, after giving effect to such delivery, the total weight of the trust’s copper held by the custodian exceeds [            ] metric tonnes. If this limit is exceeded, it is anticipated that the trustee, with the consent of the sponsor, will retain an additional custodian. If an additional custodian becomes necessary, the trustee will seek to hire the additional custodian under terms and conditions similar to those in the agreement with the custodian. However, because the agreement with the additional custodian will only be negotiated when the need for the additional custodian arises, it may not be possible for the trustee to locate at that time an additional custodian that agrees to exactly the same terms of the agreement with the custodian. As a result, the new agreement may differ from the current one with the custodian, with respect to issues like duration, fees, maximum amount of copper that the additional custodian will hold on behalf of the trust, scope of the additional custodian’s liability and the additional custodian’s standard of care.

Trust Objective

The objective of the trust is for the value of the Shares to reflect, at any given time, the value of copper owned by the trust at that time, less the trust’s expenses and liabilities. The trust is not actively managed. It does not engage in any activities designed to obtain a profit from, or to ameliorate losses caused by, changes in the price of copper. The trust receives copper deposited with it in exchange for the creation of Baskets, sells copper as necessary to cover the trust expenses and other liabilities (including in respect of redemptions of Baskets) and delivers copper in exchange for Baskets surrendered to it for redemption.

The Shares are intended to constitute a simple and cost-effective means of making an investment similar to an investment in copper. Although the Shares are not the exact equivalent of an investment in copper, they provide investors with an alternative that allows a level of participation in the copper market through the securities market. An investment in Shares is:

Backed by copper held by the custodian on behalf of the trust.

The Shares are backed by copper held by the custodian on behalf of the trust in the United States, [            ], and other locations that may be authorized in the future.

As accessible and easy to handle as any other investment in shares.

Retail investors may purchase and sell Shares through traditional brokerage accounts at prices expected to be less than the amount required for currently existing means of investing in physical copper. Shares are eligible for margin accounts.

Listed.

Although there can be no assurance that an actively traded market in the Shares will develop or be maintained, the Shares are listed and traded on [            ] under the symbol “[            ]”.

Relatively cost efficient.

Because the expenses involved in an investment in physical copper will be dispersed among all holders of Shares, an investment in Shares may represent a cost-efficient alternative to investments in copper for investors not otherwise in a position to participate directly in the market for physical copper. See “Business of the Trust—Trust Objective”.

Principal Offices

The sponsor’s office is located at 400 Howard Street, San Francisco, CA 94105; telephone number (415) 670-2000. The trustee has a trust office at 101 Barclay Street, Floor 6E, New York, New York 10286, telephone number (212) 815-6250. The custodian’s registered office is located at [            ]; its telephone number is [            ].

THE OFFERING

Offering	The Shares represent units of fractional undivided beneficial interest in the net assets of the trust.

Use of proceeds	Proceeds received by the trust from the issuance of Baskets consist of copper deposits. Such deposits are held by the custodian on behalf of the trust until (i) delivered to Authorized Participants in connection with a redemption of Baskets or (ii) sold to pay the fee due to the sponsor and trust expenses or liabilities not assumed by the sponsor.

[ ] symbol	[ ]

CUSIP	[ ]

Creation and redemption	The trust issues and redeems Baskets on a continuous basis (a Basket equals 2,500 Shares). Baskets are only issued or redeemed in exchange for an amount of copper (generally represented by Warrants, in the case of redemptions) determined by the trustee on each day that [ ] is open for regular trading. No Shares are issued unless the custodian has allocated to the trust’s account the corresponding amount of copper. On the day of creation of the trust, a Basket required delivery of 25 metric tonnes of copper. The amount of copper necessary for the creation of a Basket, or to be received (generally in the form of Warrants) upon redemption of a Basket, will decrease over the life of the trust, due to the payment or accrual of fees and other expenses or liabilities payable by the trust. Baskets may be created or redeemed only by Authorized Participants, who must pay the trustee a transaction fee in connection with each order to create or redeem Baskets. See “Description of the Shares and the Trust Agreement” for more details.

Net Asset Value	The net asset value of the trust is obtained by subtracting the trust’s expenses and liabilities on any day from the value of the copper owned by the trust on that day; the net asset value per Share, or NAV, is obtained by dividing the net asset value of the trust on a given day by the number of Shares outstanding on that date. On each day on which [ ] is open for regular trading, the trustee determines the NAV as promptly as practicable after 4:00 p.m. (New York time). The trustee values the trust’s copper on the basis of that day’s announced LME Settlement Price. If there is no LME Settlement Price on that day, the trustee is authorized to use the most recently announced LME Settlement Price unless the trustee, in consultation with the sponsor, determines that such price is inappropriate as a basis for evaluation. See “Business of the Trust—Valuation of Copper; Computation of Net Asset Value.”

Trust expenses	The trust’s main recurring expenses are expected to be the remuneration due to the sponsor (the “sponsor’s fee”) and the fees due to the custodian (the “custodian’s fee”). In exchange for the sponsor’s fee, the sponsor has agreed to assume the following administrative and marketing expenses of the trust: the trustee’s fee, [ ] listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses and up to $100,000 per annum in legal fees and expenses. The sponsor also paid the costs of the trust’s organization and the initial sale of the Shares, including the applicable SEC registration fees.

The sponsor’s fee is accrued daily and paid monthly in arrears at an annualized rate equal to[            ]% of the adjusted net asset value of the trust. The trustee will from time to time sell copper in such quantity as may be necessary to permit payment of the sponsor’s fee, the custodian’s fee and of other trust expenses and liabilities not assumed by the sponsor. The trustee is authorized to sell copper at such times and in the smallest amounts required to permit such payments as they become due, it being the intention to avoid or minimize the trust’s holdings of assets other than copper. Accordingly, the amount of copper to be sold will vary from time to time depending on the level of the trust’s expenses and liabilities and the market price of copper. See “Business of the Trust—Trust Expenses” and “Description of the Shares and the Trust Agreement—Trust Expenses and Copper Sales.”

Tax Considerations	Owners of Shares will be treated, for U.S. federal income tax purposes, as if they owned a corresponding share of the assets of the trust. They will also be viewed as if they directly received a corresponding share of any income of the trust, or as if they had incurred a corresponding share of the expenses of the trust. Consequently, each sale of copper by the trust will be a taxable event to Shareholders. See “United States Federal Tax Consequences—Taxation of U.S. Shareholders” and “ERISA and Related Considerations.”

Voting Rights	Owners of Shares do not have any voting rights. See “Description of the Shares and the Trust Agreement—Voting Rights.”

Suspension of Issuance, Transfers and Redemptions

The trustee may suspend the delivery or registration of transfers of Shares, or may refuse a particular deposit or transfer at any time, if the trustee or the sponsor think it advisable for any reason. Redemptions may be suspended only (i) during any period in which regular trading on [            ] is suspended or restricted, or the exchange is closed, (ii) during an emergency as a result of which delivery, disposal or evaluation of Warrants is not reasonably practicable, or (iii) at any time when Warrants are not available to the trust, during an emergency as a result of which delivery, disposal or evaluation of copper is not reasonably practicable. See “Description of the Shares and the Trust Agreement—Requirements for Trustee Actions.”

Limitation on Liability	The sponsor and the trustee:

•	are only obligated to take the actions specifically set forth in the Trust Agreement without negligence or bad faith;

•	are not liable for the exercise of discretion permitted under the Trust Agreement; and

•	have no obligation to prosecute any lawsuit or other proceeding on behalf of the Shareholders or any other person.

See “Description of the Shares and the Trust Agreement—Limitations on Obligations and Liability.”

Termination events	The trustee will terminate the Trust Agreement if:

•	the trustee is notified that the Shares are delisted from [ ] and are not approved for listing on another national securities exchange within five business days of their delisting;

•	holders of at least 75% of the outstanding Shares notify the trustee that they elect to terminate the trust;

•	60 days have elapsed since the trustee notified the sponsor of the trustee’s election to resign and a successor trustee has not been appointed and accepted its appointment;

•	the SEC determines that the trust is an investment company under the Investment Company Act of 1940, as amended, and the trustee has actual knowledge of that determination;

•

the aggregate market capitalization of the trust, based on the closing price for the Shares, was less than $350 million for five consecutive trading days and the trustee receives, within six months from the last of those trading days, notice that the sponsor has decided to terminate the trust;

•	the CFTC determines that the trust is a commodity pool under the Commodity Exchange Act and the trustee has actual knowledge of that determination; or

•

the trust fails to qualify for treatment, or ceases to be treated, as a grantor trust for United States federal income tax purposes and the trustee receives notice that the sponsor has determined that the termination of the trust is advisable.

[If not terminated earlier by the trustee, the trust will terminate in [    ], on the [            ] anniversary of its creation. See “Description of the Shares and the Trust Agreement—Amendment and Termination.”] After termination of the trust, the trustee will deliver trust property upon surrender and cancellation of Shares and, ninety days after termination, may sell any remaining trust property in a private or public sale, and hold the proceeds, uninvested and in a non-interest bearing account, for the benefit of the holders who have not surrounded their Shares for cancellation. See “Description of the Shares and the Trust Agreement— Amendment and Termination.”

Authorized Participants	Baskets may be created or redeemed only by Authorized Participants. Each Authorized Participant must be a registered broker-dealer, a participant in DTC, have entered into an agreement with the trustee (the Authorized Participant Agreement) and be in a position to transfer copper to, and take delivery of copper from, the custodian through one or more copper accounts. The Authorized Participant Agreement provides the procedures for the creation and redemption of Baskets and for the delivery of copper in connection with such creations or redemptions. A list of the current Authorized Participants can be obtained from the trustee or the sponsor.

Clearance and settlement	The Shares are issued in book-entry form only. Transactions in Shares clear through the facilities of DTC. Investors may hold their Shares through DTC, if they are participants in DTC, or indirectly through entities that are participants in DTC.

SUMMARY FINANCIAL CONDITION

As of the close of business on [            ], 20[    ], the net asset value of the trust was $[            ] and the NAV was $[    ]. See the financial statements included in this prospectus.

RISK FACTORS

Before making an investment decision, you should consider carefully the risks described below, as well as the other information included in this prospectus.

Risks Related to the Copper Markets

Because the Shares are created to reflect the price of the copper held by the trust, the market price of the Shares will be as unpredictable as the price of copper has historically been. This creates the potential for losses, regardless of whether you hold Shares for a short-, mid- or long-term.

Shares are created to reflect, at any given time, the value of the copper owned by the trust at that time less the trust’s expenses and liabilities. Because the value of Shares depends on the price of copper, it is subject to fluctuations similar to those affecting copper prices. The price of copper has fluctuated widely over the past several years. If copper markets continue to be characterized by the wide fluctuations that they have shown in the past several years, the price of the Shares will change widely and in an unpredictable manner. This exposes your investment in Shares to potential losses if you need to sell your Shares at a time when the price of copper is lower than it was when you made your investment in Shares. Even if you are able to hold Shares for the mid- or long-term you may never realize a profit, because copper markets have historically experienced extended periods of flat or declining prices.

Following an investment in Shares, several factors may have the effect of causing a decline in the prices of copper and a corresponding decline in the price of Shares. Among them:

•

A change in economic conditions, such as a recession, can adversely affect the price of copper. In recent years, demand from China has been a significant factor in the overall market for copper and, therefore, copper price levels. Were such demand to decline due to a reduction in the rate of growth of the Chinese economy, or for other reasons, copper prices and, consequently, the price of the Shares could decline as well.

•

Copper is used in a wide range of industrial applications. Technological changes and the substitution of other materials in lieu of copper (for example, aluminum in copper transition lines, PVCs in copper tubing, and optical fibers for copper cable in telecommunications lines) could have a negative impact on its demand and, consequently, its price and the price of the Shares.

•

A change in the attitude of speculators and investors towards copper. Should the speculative community take a negative view towards copper, a decline in world copper prices could occur, negatively impacting the price of the Shares.

•

A significant increase in copper price hedging activity by copper producers or industrial users. Should there be an increase in the level of hedge activity of copper mining companies or industrial users of copper, it could cause a decline in world copper prices, adversely affecting the price of the Shares.

Conversely, several factors may trigger a temporary increase in the price of copper prior to your investment in the Shares. If that is the case, you will be buying Shares at prices affected by the temporarily high prices of copper, and you may incur losses when the causes for the temporary increase disappear. One of the causes for a temporary increase of this type would be a very enthusiastic reception of the Shares by the market. If a rush to acquire Shares results in large purchases of copper to be deposited in the trust, the price of copper may see an increase that will subside after the initial rush comes to an end.

Risks Related to the Trust

Neither the sponsor nor the trustee has experience with a trust the only assets of which are copper. Their experience may be inadequate or unsuitable to manage the trust.

None of the sponsor, the trustee or their respective management have experience with an investment vehicle such as the trust that only invests in copper. While there have been other similar exchange traded investment vehicles that invest in precious metals and with which the sponsor and the trustee have been involved, none of them invested in copper. If this lack of experience with a copper-based investment vehicle like the trust results in losses or operational difficulties, the value of the Shares may be adversely affected. In addition, the trust is the first investment vehicle the shares of which seek to track the price of a base metal such as copper. Although the trust relies on the same structural principles that have proved successful for the tracking of the price of precious metals by other investment vehicles, there is no assurance that the different nature of the markets for base metals will not adversely affect the ability of the Shares to track the price of copper. If that were to be the case, the price of the Shares may fluctuate erratically, and you may sustain a loss in your investment.

The trust is a passive investment vehicle. This means that the value of your Shares may be adversely affected by trust losses that, if the trust had been actively managed, it might have been possible to avoid.

The trustee does not actively manage the copper held by the trust. This means that the trustee does not sell copper at times when its price is high, or acquire copper at low prices in the expectation of future price increases. It also means that the trustee does not make use of any of the hedging techniques available to professional copper investors to attempt to reduce the risks of losses resulting from price decreases or high price volatility. Any losses sustained by the trust will adversely affect the value of your Shares.

The performance of your Shares will be adversely affected by an increase in the expenses of the trust.

The trust will be responsible for the payment of the sponsor’s fee and all other expenses not assumed by the sponsor. While most of the anticipated ordinary expenses of the trust have been assumed by the sponsor, warehousing fees are the responsibility of the trust. The amount of the warehousing fess at the time of effectiveness of the registration statement that includes this prospectus are set forth under “The Custodian—The Custodian Fees”. The benefit of these fees, however, will only last for as long as the agreement with the custodian is in place and the custodian is required to provide services thereunder. By its terms, the custodian agreement will terminate on [            ]. In addition, the custodian has no obligation to accept any additional delivery on behalf of the trust if, after giving effect to such delivery, the total weight of the trust’s copper held by the custodian exceeds [            ] metric tonnes. If the custodian agreement terminates and the trust needs to negotiate a new agreement with a different custodian, or if the trust is required to obtain the services of additional warehousing companies to store copper in excess of the amount that the custodian is required to warehouse, the amount of the fees to be paid by the trust in connection with such new arrangements is impossible to predict. It will depend on the market conditions prevailing at the time, the relative strength of the trust’s bargaining position and other factors outside of the trust’s or the sponsor’s control. In any event, an increase in warehousing fees will require additional sales of copper to cover such fees and will result in a corresponding decrease in the return, if any, of your investment in the Shares.

Copper warehousing fees are usually structured in terms of a fixed dollar amount per metric tonne per day, irrespective of the market value of the copper. Accordingly, in times of depressed copper prices, the trust will need to sell higher amounts of copper to cover periodic storage fees. This will result in a more accelerated decrease of the amount of copper represented by each Share and a corresponding decrease in the value of the Share.

A determination by the taxing authorities in one or more of the several relevant jurisdictions that transfers of copper to or from the trust, in connection with issuances and redemptions of Baskets, is subject to sales or other taxes could have an adverse effect on the trust and the value of your Shares.

Transfers of copper to the trust, in exchange for newly issued Baskets, and delivery of Warrants representing copper in exchange for Baskets surrendered for redemption, take place in different jurisdictions, each with its own tax laws and regulations. While the Sponsor intends to obtain advice regarding any applicable transfer, sales or other taxes in connection with such transactions, and the Authorized Participants have agreed to assume any such taxes, it is possible that a final determination by the relevant tax authorities as to the application of a tax may not occur until some time after the transaction with the relevant Authorized Participant has been concluded. Should any such final determination be inconsistent with the advice previously received by the Sponsor, and the relevant Authorized Participant unwilling or unable to cover the amount of any unpaid taxes in respect of past transactions, the trust may be left with a tax liability for which it may not be able to seek recovery from any person. In such circumstances, the value of the assets of the trust will decrease to reflect any sales of copper needed to pay the past due taxes, and the value of the Shares will be adversely affected.

The liquidation of the trust may occur at a time when the disposition of the trust’s copper will result in losses to investors in Shares.

The trust will have limited duration. If certain events occur, at any time, the trustee will have to terminate the trust. [Otherwise, the trust will terminate automatically after forty years.] See “Description of the Shares and the Trust Agreement—Amendment and Termination” for more information about the termination of the trust, including when events outside the control of the sponsor, the trustee or the Shareholders may prompt the trust’s termination.

Upon termination of the trust, the trustee will sell copper in the amount necessary to cover all expenses of liquidation, and to pay any outstanding liabilities of the trust. The remaining copper will be distributed among investors surrendering Shares. Any copper remaining in the possession of the trustee after 90 days may be sold by the trustee and the proceeds of the sale will be held by the trustee until claimed by any remaining holders of Shares. Sales of copper in connection with the liquidation of the trust at a time of low prices will likely result in losses, or adversely affect your gains, on your investment in Shares.

Investors with large holdings may choose to terminate the trust.

Holders of 75% of the Shares have the power to terminate the trust. This power may be exercised by a relatively small number of holders. If it is so exercised, investors who wished to continue to invest in copper through the vehicle of the trust will have to find another vehicle, and may not be able to find another vehicle that offers the same features as the trust.

The value of the Shares will be adversely affected if copper owned by the trust is lost or damaged in circumstances in which the trust is not in a position to recover the corresponding loss.

Copper owned by the trust will not be insured against any kind of risks. In addition, the custodian is responsible to the trust for loss or damage to the trust’s copper only under limited circumstances and, when it is so responsible, the custodian has no obligation to replace any copper lost. The custodian’s liability to the trust, if any, will be limited to the value of any copper lost at the time of the custodian’s acts or omissions giving rise to the claim for indemnification. Accordingly, even when the custodian is liable to the trust and has paid indemnification for any losses attributable to it, there is no assurance that such indemnification will suffice to place the trust and its shareholders in the same situation as they would have been in the absence of the circumstances giving rise to such losses.

Any loss of copper owned by the trust will result in a corresponding loss in the NAV and it is reasonable to expect that such loss will also result in a decrease in the value at which the Shares are traded on [            ].

Copper transferred to the trust in connection with the creation of Baskets may not be of the quality required under the Trust Agreement. The trust will sustain a loss if the trustee issues Shares in exchange for copper of inferior quality and that loss will adversely affect the value of all existing Shares.

The procedures agreed to with the custodian contemplate that the custodian must undertake certain tasks in connection with the inspection of copper delivered by Authorized Participants in exchange for Baskets. The custodian’s inspection includes procedures that the Sponsor believes are consistent with industry practice, but does not include any chemical or other tests designed to verify that the copper received does, in fact, meet the requirements referred to in the Trust Agreement. Accordingly, such inspection procedures may not prevent the deposit of copper that fails to meet these standards. Each person that deposits copper in the trust is liable to the trust if that copper does not meet the requirements of the Trust Agreement. The custodian will not be responsible or liable to the trust or to any investor in the event any copper otherwise properly inspected by it does not meet the requirements contained in the Trust Agreement. To the extent that Baskets are issued in exchange for copper of inferior quality and the trust is not able to recover damages from the person that deposited that copper, the total value of the assets of the trust will be adversely affected and, with it, the NAV. In these circumstances, it is reasonable to expect that the value at which the Shares trade on [            ] will also be adversely affected.

The value of the Shares will be adversely affected if the trust is required to indemnify the sponsor and certain related parties or the custodian as contemplated in the Trust Agreement and the custodian agreement.

Under the Trust Agreement, the sponsor and certain parties related to the sponsor (such as its shareholders, officers or directors) have a right to be indemnified from the trust for any liability or expense incurred in connection with the discharge of their obligation under the Trust Agreement and without negligence, bad faith, willful misconduct or reckless disregard on their part. Similarly, under the custodian agreement the custodian has a right to be indemnified from the trust for certain losses. This means that it may be necessary to sell assets of the trust in order to cover losses or liability suffered by the persons entitled to indemnification pursuant to the foregoing provisions. Any sale of that kind would reduce the net asset value of the trust and the value of the Shares.

Sponsor and its affiliates may engage in activities that present conflicts with the interests of the trust and holders of the Shares.

The sponsor may, from time to time, have conflicting demands in respect of its obligations to the trust. In addition, the sponsor or any of its affiliates may engage in trading activities relating to copper that are not for the account of, or on behalf of, the trust or the Shareholders. These activities may present a conflict between the Shareholders’ interest in the Shares and the interest of the sponsor and its affiliates in their proprietary accounts and could be adverse to the interests of the Shareholders.

Risks Related to The London Metal Exchange

Although the trust is not affiliated with, or endorsed or in any way supported by, The London Metal Exchange, it relies on prices and standards disseminated by the LME that are widely accepted in the copper world markets and, in connection with the delivery of Warrants due upon a redemption of Baskets, on the availability of certain systems and arrangements developed and put in place by the LME. As a result, several actions or omission of the LME, over which none of the trust, the sponsor or the trustee will have any control, may have an adverse effect on the value of the Shares and may result in losses in your investment in Shares. For example:

A failure of the systems or procedures developed by the LME for the transfer of Warrants may delay or impede timely redemptions of Baskets and prevent the trading price of the Shares from converging with the price of copper .

As explained elsewhere in this prospectus, redemptions generally take place in exchange for warehouse warrants called “Warrants” that are issued by the custodian of the trust’s copper in compliance with applicable rules of the LME, together with (if necessary) an amount of cash sufficient to adjust for the value of copper not susceptible to be delivered in Warrant form. Pursuant to the LME Rulebook, Warrants are transferred via an electronic system called the LMEsword System, operated by the LME. None of the trust, the trustee, the custodian or any of their affiliates has any control over the operation or availability of the LMEsword System. Should the LMEsword System become unavailable at the time a redemption is expected to occur, the custodian will not be able to deliver on behalf of the trust the corresponding Warrants. In that situation, while it may be possible for the trust to arrange for a physical delivery of copper in lieu of Warrants, there is no assurance that such delivery could take place at the time anticipated by the redeeming authorized participant, and a delay in the redemption may result.

To the extent that the delays described in the paragraph above occur at a time when the trading price of the Shares has deviated from the price of copper, they may result in authorized participants not being able or willing to take advantage of the arbitrage opportunities that would otherwise operate to close the disparity and cause both prices to converge. If that is the case, the price of your Shares may fall or fluctuate erratically and you may sustain a loss in your investment. See “Risk Factors—Risks Relating to the Shares—If the process of creation and redemption of Baskets encounters any unanticipated difficulties or is materially restricted due to any illiquidity in the market for physical copper, or for other reasons, the possibility for arbitrage transactions by Authorized Participants, intended to keep the price of the Shares closely linked to the price of copper, may not exist and, as a result, the price of the Shares may fall or otherwise diverge from NAV.”

The copper held by the trust may cease to be eligible under applicable standards of The London Metal Exchange and such change may adversely affect the value of your investment in the Shares.

According to the Trust Agreement, only copper that meets the requirements to be delivered in settlement of copper futures contracts traded on the LME may be delivered to the trust in exchange for Baskets. This requirements seeks to ensure that the trust owns copper of such quality and specifications as are widely acceptable in the market. There is no assurance, however, that the LME will not change its specifications, or that copper held by the custodian will not cease to meet the specifications required to be delivered in settlement of copper futures contracts traded on the LME. As a result, copper owned by the trust may become less marketable and lose value. If that were the case, the value of your investment in the Shares would be adversely affected.

Errors or omissions in information disseminated by The London Metal Exchange may have an adverse effect on the value of your Shares.

The trust values its assets using the Official Price (cash seller) announced by the LME on the date on which the valuation takes place. Should the LME fail to announce an Official Price (cash seller) on a date when such announcement is expected, the trustee is authorized to use the most recently announced LME Official Price (cash seller) unless the trustee, in consultation with the sponsor, determines that such a price is inappropriate as a basis for evaluation. Similarly, the LME may announce on a date as Official Price (cash seller) an erroneous price. It is not possible to anticipate the effect, if any, that such a change in the price used in the valuation of the trust’s assets, or the announcement of an erroneous price (even if subsequently corrected by the LME) may have on the price of the Shares, but it is conceivable that such impact could be negative and material. If that is the case and you were to sell your Shares at a time while such negative impact is still affecting their market price, you may sustain a loss in your investment in the Shares.

Risks Relating to the Shares

The amount of copper represented by the Shares will decrease over the life of the trust due to the sales necessary to pay trust expenses. Without increases in the price of copper sufficient to compensate for that decrease, the price of the Shares will also decline and you will lose money on your investment in Shares.

Because the trust does not have any income, it needs to sell copper to cover the sponsor’s fee and expenses not assumed by the sponsor. Although the sponsor has agreed to assume all organizational and certain ordinary administrative and marketing expenses incurred by the trust, not all trust expenses have been assumed by the sponsor. For example, warehousing and any taxes and other governmental charges that may be imposed on the trust’s property will not be paid by the sponsor. Legal fees and expenses in excess of $100,000.00 per annum will be also be the responsibility of the trust.

The trust may also be subject to other liabilities (for example, as a result of litigation) which have also not been assumed by the sponsor. The only source of funds to cover those liabilities will be sales of copper held by the trust. Even if there were no expenses other than those assumed by the sponsor, and there were no other liabilities of the trust, the trustee would still need to sell copper to pay the warehousing fees and the sponsor’s fee. The result of these sales is a decrease in the amount of copper represented by each Share. New deposits of copper, received in exchange for new Shares issued by the trust, do not reverse this trend.

A decrease in the amount of copper represented by each Share results in a decrease in its price even if the price of copper has not changed. To retain the Share’s original price, the price of copper has to increase. Without that increase, the lower amount of copper represented by each Share will have a correspondingly lower price. If these increases do not occur, or are not sufficient to counter the lower amount of copper represented by each Share, you will sustain losses on your investment in Shares.

The price received upon the sale of Shares may be less that the value of the copper represented by them.

The result obtained by subtracting the trust’s expenses and liabilities on any day from the price of the copper owned by the trust on that day is the net asset value of the trust which, when divided by the number of Shares outstanding on that date, results in the net asset value per Share, or NAV.

Shares may trade at, above or below their NAV. The NAV of Shares will fluctuate with changes in the market value of the trust’s assets. The trading prices of Shares will fluctuate in accordance with changes in their NAVs as well as market supply and demand. The amount of the discount or premium in the trading price relative to the NAV per Share may be influenced by non-concurrent trading hours between the major copper markets and [            ]. While the Shares will trade on [            ] until [ ]:00 p.m. New York time, liquidity in the market for copper will be reduced after the close of the major world copper markets, including the LME and the COMEX. As a result, during this time, trading spreads, and the resulting premium or discount on Shares, may widen.

There may be situations where an Authorized Participant is unable to redeem a Basket. To the extent the value of copper decreases, these delays may result in a decrease in the value of the copper the Authorized Participant will receive when the redemption occurs, as well as a reduction in liquidity for all shareholders in the secondary market.

Although Shares surrendered by Authorized Participants in [            ] or more Basket aggregations are redeemable in exchange for Warrants representing the underlying amount of copper (together with, if necessary, an amount of cash sufficient to adjust for the value of amounts of copper not susceptible to be delivered in Warrant form), redemptions may be suspended during any period while regular trading on [            ] is suspended or restricted, or in which an emergency exists that makes it reasonably impracticable to deliver, dispose of, or evaluate copper. If any of these events occurs at a time when an Authorized Participant intends to redeem Shares, and the price of copper decreases before such Authorized Participant is able again to surrender for redemption Baskets, such Authorized Participant will sustain a loss with respect to the amount that it would have been able to obtain in exchange for the copper received from the trust upon the redemption of its Shares, had the redemption taken place when such Authorized Participant originally intended it to occur. As a consequence, Authorized Participants may reduce their trading in Shares during times when redemptions are suspended, decreasing the number of potential buyers of Shares in the secondary market and, therefore, the price a shareholder may receive upon sale.

The liquidity of the Shares may also be affected by the withdrawal from participation of Authorized Participants.

In the event that one of more Authorized Participants which have substantial interests in Shares withdraw from participation, the liquidity of the Shares will likely decrease which could adversely affect the market price of the Shares and result in your incurring a loss on your investment.

The lack of an active trading market for the Shares may result in losses on your investment at the time of disposition of your Shares.

Although Shares are listed for trading on [            ], you should not assume that an active trading market for the Shares will develop or be maintained. If you need to sell your Shares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price you receive for your Shares (assuming you are able to sell them).

If the process of creation and redemption of Baskets encounters any unanticipated difficulties or is materially restricted due to any illiquidity in the market for physical copper, or for other reasons, the possibility for arbitrage transactions by Authorized Participants, intended to keep the price of the Shares closely linked to the price of copper, may not exist and, as a result, the price of the Shares may fall or otherwise diverge from NAV.

The ability of Authorized Participants to create and redeem Baskets in a predictable and timely manner is intended to ensure that they will stand ready to take advantage of any arbitrage opportunities arising from temporary discrepancies between the trading price of the Shares and the price of the copper represented by the Shares. At times when the Shares are trading at a premium (that is, they can be sold at a price higher than the price of the amount of copper represented by them), Authorized Participants will have an incentive to purchase and deposit copper into the trust in exchange for new Baskets that can then be sold at a profit. That purchase of copper and sale of Shares should cause their trading prices to converge. Conversely, when the Shares are trading at a discount (that is, they can be purchased at a price lower than the price of the amount of copper represented by them), Authorized Participants will have an incentive to purchase Shares and redeem them in exchange for the corresponding amounts of copper that can then be sold at a profit. The purchase of Shares and sale of copper should cause their trading prices to converge. In either case, the activities of the Authorized Participants should have the effect of ensuring that the price of the Shares reflect the price of the copper they represent.

If the processes of creation and redemption of Shares encounter any unanticipated difficulties, Authorized Participants and their customers, who would otherwise be willing to purchase or redeem Baskets to take advantage of any arbitrage opportunities described above, may not take the risk that, as a result of those difficulties, they may not be able to realize the profit they expect. Such difficulties may arise, for example, due to shortages in the availability of physical copper to be delivered in connection with a creation of new Baskets, if such copper is only available at locations from which it would not be cost-efficient for the Authorized Participant to transfer it to the trust’s account at the custodian, or if limitations in the custodian’s ability to promptly take or make delivery of copper were to dissuade Authorized Participants or their customers from attempting to capitalize on otherwise available arbitrage opportunities. If this is the case, the liquidity of the Shares may decline and the price of the Shares may fluctuate independently of the price of copper and may fall.

As an owner of Shares, you will not have the rights normally associated with ownership of other types of shares.

Shares are not entitled to the same rights as shares issued by a corporation. By acquiring Shares, you are not acquiring the right to elect directors, to receive dividends, to vote on certain matters regarding the issuer of your Shares or to take other actions normally associated with the ownership of shares. You will only have the limited rights described under “Description of the Shares and the Trust Agreement”.

As an owner of Shares, you will not have the protections normally associated with ownership of shares in an investment company registered under the Investment Company Act of 1940, or the protections afforded by the Commodity Exchange Act.

The trust is not registered as an investment company for purposes of United States federal securities laws, and is not subject to regulation by the SEC as an investment company. Consequently, the owners of Shares do not have the regulatory protections provided to investors in investment companies. For example, the provisions of the Investment Company Act that limit transactions with affiliates, prohibit the suspension of redemptions (except under certain limited circumstances) or limit sales loads do not apply to the trust.

The trust does not hold or trade in commodity futures contracts regulated by the Commodity Exchange Act (CEA), as administered by the Commodity Futures Trading Commission (CFTC). Furthermore, the trust is not a commodity pool for purposes of the CEA, and neither the sponsor nor the trustee is subject to regulation by the CFTC as a commodity pool operator, or a commodity trading advisor. Consequently, the owner of Shares does not have the regulatory protections provided to investors in CEA-regulated instruments or commodity pools, and does not receive the disclosure document and certified annual report required to be delivered by a commodity pool operator.

USE OF PROCEEDS

Proceeds received by the trust from the issuance and sale of Baskets consist of copper deposits. Such deposits are held by the custodian on behalf of the trust until (i) delivered to Authorized Participants in connection with redemptions of Baskets or (ii) sold to pay fees due to the sponsor and trust expenses and liabilities not assumed by the sponsor. See “Business of the Trust—Trust Expenses”.

THE COPPER INDUSTRY

Copper Market Overview

Copper is a major base metal. It has been one of the largest commodities markets for centuries, and the copper market is the third largest metals market in terms of physical volume. Much of the copper traded in the world is traded across organized exchanges, with the major exchanges located in London, Shanghai, and New York. There also is an active dealer market that trades physical and forward copper off of the exchanges, as well as non-exchange traded options. The price of copper generally reflects copper supply and demand, underlying production costs, cumulative levels of copper inventories, and investor sentiment toward copper market prospects and broader economic trends, as well as actual economic conditions such as industrial production, real manufacturing output, inflation, and exchange rates.

Copper mine supplies are concentrated on a regional basis, while demand is more geographically dispersed, as is typical in extractive industries. The copper supply chain—from raw copper concentrated ore from mines to upgraded copper products—is highly dependent on global trade. According to CPM Group, a commodities market research firm, the majority of copper mine production is in the Americas, accounting for roughly 57% of global output in 2009, while roughly 44% and 38% of refined and semi-manufactured production is performed in Asia, respectively. Final end use varies regionally. Copper is ductile, corrosion resistant, malleable and an excellent conductor of heat and electricity. In fact, copper is considered the best non-precious metal conductor of electricity, encountering much less resistance compared to other commonly used metals. As such, copper is widely employed in cable, wire, and electrical products for both the electrical and building industries. Globally, CPM Group estimates that in 2008, prior to the decline in construction activity during the recession, the building construction and infrastructure sectors were the largest consumers of refined copper, demanding roughly 40% of world supplies. The electrical and electronic sector comprised approximately 20% of total usage, while the industrial machinery and equipment (19%), transportation equipment (13%), and consumer and general products (8%) sectors accounted for the remainder of demand. Geographically, according to CPM Group research, China is the largest consumer (38%) of refined copper, followed by the European Union and United States, which consume roughly 17% and 9% of global refined copper supplies, respectively. It should be noted that the products made in these manufacturing locations using copper then are exported, sold, and used worldwide, so that while manufacturing demand for copper is distributed along these lines, the demand for copper is distributed more broadly by end-user demand in many countries around the world.

Copper Market Participants

The copper market includes a diversified group of market participants. Both the physical and financial copper markets consist of primary and secondary producers, fabricators, manufacturers and end-use consumers, physical traders and merchants, the banking sector, and the investment community.

Primary and Secondary Producers

Primary and secondary producers are generally the market participants that bring new and recovered (i.e., copper recycled from scrap) physical copper supplies to the market. This sector is primarily comprised of mining companies, metal processors, such as refiners and smelters, and scrap recyclers. Primary producers refers to mining companies that produce copper from ore, while secondary producers include smelters and refiners that recover copper from end-of-life products ranging from electronic equipment to old wires, cars, trains, and other products containing copper. The copper production industry includes many companies that integrate copper sourced from both primary mines and secondary recovery from scrap.

Fabricators, Manufacturers and End-use Consumers

Consumption of extracted resources typically occurs in two phases. Refined copper supplies in various grades and forms are initially demanded by fabricators that convert unwrought metals to salable products such as wire, tubing, and plates. These semi-manufactured products are available for consumption by other fabricators and/or manufacturers to further upgrade the copper product until the material is ultimately converted into a final saleable product.

Physical Traders, Merchants and Banks

Physical traders and merchants generally facilitate the domestic and international trade of copper supplies along the value chain and support the distribution of supplies to consumers.

Banking institutions may provide market participants an assortment of services to assist copper market transactions. On the producer level, the banking sector may facilitate project financing, offtake agreements (agreements to purchase/sell all or a portion of a producers output), over-the-counter transactions, hedging services, and price risk management. In addition to these and other services, consumers may seek guidance from the banking sector on commodity supply management.

Starting in the late 1970s, changes in bank regulation in many industrialized nations allowed banks to assume many of the functions traditionally fulfilled by traders and commodities merchants. Non-banking merchants continue to operate side by side with banks that have either acquired or developed internal copper trading capacity.

The Investment Community

The investment community is composed of non-commercial market participants engaged in the investment in copper or speculation about copper prices. This may range from large-scale institutional investors to hedge funds to small-scale retail investors. In addition, the investment community includes sovereign wealth funds as well as other governmental bodies that stockpile metal for strategic purposes.

Global Copper Supply and Demand

Primary copper supplies are typically sourced from two basic methods of copper mining: open-pit and underground mining. Open-pit mining refers to a method of extracting rock or minerals from the earth by their removal from an open pit or borrow pit. Underground mining is a mineral extraction technique consisting of subsurface excavation with minimal disturbance of the ground surface. Mined ore is then upgraded to a refined product through conventional smelting and refining practices or the solvent extraction/electro winning process. Historically (based on approximately 60 years of data), the tonnage of mined copper is less than total demand for refined copper. However, this should not imply that there is a shortage of copper ore. According to the United States Geological Survey, in 2009 there were roughly 540 million metric tonnes of global copper reserves or roughly 30 years of supply at 2009 consumption levels. Reserves are defined as metal that is economical to extract at the time of determination. If long-term copper prices increase, producers may recalculate reserves to include copper that is economically extractable at the higher price. Secondary supplies from new scrap (metal waste generated in the fabrication of semi-manufactured goods or the finished product manufacturing processes) and old scrap (obsolete or end-of-life products) recovery and/or primary metal stored in inventories helps to fill the on-going gap between copper mine supply and refined copper demand. Copper scrap that undergoes a refining process is called secondary output. This supply has accounted for approximately 15% of total refined copper supplies over the past five years, according to CPM Group. The direct use of scrap is not included in total refined copper supply. The recovery of copper from scrap is more profitable at higher copper prices, as such the volume of scrap available is related to the price of copper. Surplus copper inventories are generally held by commercial market participants throughout the downstream and upstream processes as well as the non-commercial investment community. Both commercial and non-commercial market participants may build copper stocks during surplus supply years. For example, in 2001 and 2002 when the market was in a surplus, the excess copper could have been stockpiled in producer warehouses, consumer stocks, and/or in investor warehouse stocks.

Inventories

In the past, physical copper inventories held by producers, consumers, and merchants have typically been stable, while inventory levels at exchange warehouses tended to reflect market conditions. These trends remain prevalent in most developed economies. Concerns over natural resource scarcity and potential disruptions in trade flows have resulted in governments around the world holding strategic stockpiles of a range of commodities, including copper. Since these may be long-term holdings, typically intended to help cushion the effects of an unplanned shock in supply and/or demand on the overall economy, changes in these stock levels are not considered to be changes in demand. As such consumption figures in the Global Supply and Demand table below are adjusted for estimated net changes in government stockpile holdings to correct for these variances. Adjustments for government stockpile changes have been made by CPM Group based upon industry reports and market discussion.

Currently in the copper market there are four major exchanges with deliverable futures contracts: the London Metals Exchange (LME), the Shanghai Futures Exchange (SHFE), the Comex division of the CME Group, and the Multi Commodity Exchange of India (MCX). Of these exchanges, the LME, the SHFE and the Comex release regular, daily or weekly, publicly available reports on copper registered in their respective warehouses. The warehouses are not owned or operated by the exchanges, but are registered with the exchanges as being suitable to hold exchange-registered metal. Metal stored at exchange approved warehouses that is not registered with an exchange is not reported in exchange inventory data. Industry groups and trade associations publish proprietary estimates of copper inventories held by producers, consumers, and merchants using data collected from their constituent members with a one or more month lag. Currently, there are no comprehensive statistics or data on physical copper stockpiles held by all commercial and non-commercial market participants.

Total World Copper Supply and Demand

Thousand Metric Tonnes

	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009
Mine Production
Chile	4,590	4,697	4,585	4,942	5,383	5,241	5,296	5,544	5,291	5,387
Peru	552	716	845	849	1,030	995	1,036	1,187	1,258	1,274
U.S.A.	1,440	1,328	1,141	1,124	1,154	1,123	1,182	1,165	1,324	1,200
Indonesia	1,003	1,038	1,164	1,011	837	1,048	807	787	646	970
China	591	582	569	609	738	750	862	926	1,068	961
Other	5,035	5,273	5,274	5,222	5,452	5,767	5,808	5,865	5,941	5,962
Total Mine Production	13,211	13,634	13,577	13,757	14,594	14,924	14,991	15,474	15,528	15,754
Total percent change	2.7%	3.2%	-0.4%	1.3%	6.1%	2.3%	0.4%	3.2%	0.3%	1.5%
Refined Metal Production
Primary Refined Production	12,635	13,746	13,436	13,487	13,848	14,411	14,678	15,191	15,399	15,466
Secondary Refined Production	2,123	1,892	1,918	1,785	2,069	2,161	2,613	2,743	2,823	2,911
Total Refined Metal Production	14,758	15,638	15,354	15,272	15,917	16,572	17,291	17,934	18,222	18,377
Total percent change	3.4%	6.0%	-1.8%	-0.5%	4.2%	4.1%	4.3%	3.7%	1.6%	0.9%

	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009
Consumption
China	1,921	2,348	2,772	3,123	3,263	3,786	3,933	4,698	5,238	6,717
European Union	4,325	4,136	3,958	3,902	4,067	3,784	4,164	3,938	3,680	3,014
U.S.A.	3,014	2,665	2,395	2,350	2,435	2,274	2,106	2,139	2,016	1,624
South Korea	859	864	948	924	949	875	832	862	813	932
Japan	1,344	1,165	1,179	1,234	1,292	1,239	1,289	1,261	1,182	872
Other	3,670	3,768	3,979	4,142	4,703	4,912	5,034	5,142	5,227	4,630
Consumption of Refined Copper[1,2]	15,132	14,946	15,231	15,674	16,710	16,870	17,358	18,040	18,155	17,789
Total percent change	7.2%	-1.2%	1.9%	2.9%	6.6%	1.0%	2.9%	3.9%	0.6%	-2.0%
Refined Copper Balance[2]	-374	692	123	-402	-793	-298	-67	-106	67	588
Exchange Metal Stocks[3]	524	1,138	1,293	806	124	156	253	238	390	688
No. weeks of consumption	1.8	4.0	4.4	2.7	0.4	0.5	0.8	0.7	1.1	2.0
Annual Average LME Cash Price (US$/mt)	$1,813	$1,578	$1,557	$1,777	$2,876	$3,715	$6,730	$7,126	$6,952	$5,164
% Change Year Ago	15.6%	-13.0%	-1.3%	14.2%	61.8%	29.2%	81.2%	5.9%	-2.5%	-25.7%

Notes:

1	—Includes consumption of refined copper scrap, not the direct consumption of copper scrap.
2	—Adjusted for estimated destocking & restocking in government strategic stockpiles. May not include all changes to government stockpiles.
3	—Exchange metal stock are reported at year-end. Exchanges include the London Metal Exchange, the Comex, and the Shanghai Futures Exchange. The Multi Commodity Exchange of India does not hold stocks of copper in its warehouses.

Source: CPM Group

October 2010

The Price of Copper

Copper prices have historically been viewed by some economists as a key indicator of global industrial activity, given copper’s prominence in major economic sectors such as construction, transportation, and electrical and electronic products. While copper prices are expected to reflect the fundamentals directly related to its market, prices may also reflect current and expected economic conditions less closely related to the copper market such as exchange rates, inflation, and global economic cycles. The price of copper is volatile and fluctuations are expected to have an impact on the value of the Shares. Historical trends in copper prices are not reliable indicators of future movements.

Copper has been traded on the LME since its inception in 1877. New contracts have been added over the last century as the Exchange has responded to changes in supply and demand. The current specifications for grade A copper were introduced in April 1986.

Under rules in effect as of the date of this prospectus, the LME Quotations Committee determines the official cash seller and settlement price to be the last offer in the second ring of the morning session on the London Metal Exchange (LME), if such prices were available. Otherwise, the LME Quotations Committee has the discretion to decide these prices. The cash price references the warehouse business day, which reflects copper that will be available for delivery two business days forward from the trading day. For copper, the second ring is conducted between 12:30 pm—12:35 pm London Time and prices for all copper contracts become official at 1:20 pm London Time.

Nominal monthly average LME official settlement copper prices from January 1960 to September 2010 are illustrated in The Historical Price of LME Copper chart below. For the purposes of this discussion, “copper prices” refers to the official cash seller and settlement price for copper on the LME (USD per metric tonne).

For 45 years beginning in 1960, nominal monthly copper prices have moved in a $2,892.20 band, between $606.71 and $3,498.91 ($2,395.41 and $13,811.70 in September 2010 dollars). Over this period, nominal copper prices held a long term average of $1,670.06 ($4,730.17 in September 2010 dollars), with their month peak in nominal prices occurring in December 1988. At that time, CPM Group statistics show that the copper market was ending its fifth year of a running supply deficit and global inventories of copper were historically low. The copper market remained in a deficit the following two years. However, monthly nominal copper prices declined to an average of $2,754.95 over this period. Copper price volatility picked up in the 1990s and monthly nominal prices averaged $2,222.95 ($3,220.97 in September 2010 dollars) over the ten year period between 1990 and 1999. The LME intervened in the copper market on multiple occasions in the 1990s to impose stricter trading guidelines, addressing the deep backwardation (a market condition where the forward price for long-dated futures contracts is less than the cash price) in the market at that time. While a backwardation can be a natural market condition for certain commodities on a temporary basis, an extended deep backwardation may signal a shortfall of supply available for delivery.

Recent Copper Price Trends

The fundamentals for copper prices improved in the early 2000s as the economic landscape strengthened in both developed and emerging countries, following the Asian economic crises in the late 1990s and the 2001 recession in the Unites States. Demand for copper grew at a swifter pace than refined copper supplies. As a result, the copper market recorded five years of consecutive deficits from 2003 to 2007, according to CPM Group. Global refined copper consumption rose at a compound annual growth rate (CAGR) of 3.2% between 2001 and 2007, which appeared to be largely driven by the 11.6% annual increase in demand from China over this period. Total refined copper supplies meanwhile increased at a CAGR of 2.3%. The 1.7% growth in primary refined copper supplies over this seven year period was partially offset by a 6.4% increase in secondary refined output, which may have prevented the copper market from moving into a deeper deficit.

The annual deficit in the copper market peaked in 2004, with the deficit measured in weeks of consumption rising to 2.5 weeks in 2004 from 1.3 weeks in 2003. Nominal copper prices rose two and a half-fold from a low of $1,318.50 in early November 2001 to high of $3,286 in October 2004. While the shortfall in supply compared to demand was smaller over the three following years, historically low inventories, increased global consumption, unforeseen supply disruptions, rising production costs, and increased investor interest appeared to contribute to a rise in copper prices. On an annual basis, nominal copper prices rose from $2,876.13 in 2004 to $7,126.35 in 2007. Many of the temporary price rallies in copper prices between 2005 and 2008 occurred during temporary labor-related supply shocks. This was the case when nominal copper prices reached a historic high of $8,985 in July 2008 (still 35.0% less than the monthly high of $13,811.70 in April 1974, using September 2010 dollars). As economic conditions around the world started to deteriorate in late 2008, copper prices then declined quickly in conjunction with most commodity and equity markets. By December 2008, nominal copper prices had given up nearly 70% of its gains, dropping to a low of $2,770. While economic conditions in the developed economies remained weak in the first half of 2009, fiscal and monetary stimulus fostered a resilient recovery in the Chinese economy. A surge in Chinese imports of copper may have contributed to the swift recovery in copper prices in 2009. By April 2010, nominal copper prices had increased nearly three-fold from their low in 2008 to $7,950.50. Expectations for softer economic conditions in the second half of 2010, fluctuations in the U.S. dollar, reduced copper imports into China, and a decline in investment demand temporarily weighed on copper the following three months before prices began rising again in July 2010.

In 2010, improved industrial demand combined with limited growth in mine and refined copper supplies have contributed to firmer copper prices. However, a double-dip recession and a potentially stronger U.S. dollar remain a risk to higher copper prices.

OPERATIONS OF THE COPPER MARKET

The copper market is comprised of sales directly by producers and refiners to users, and by physical sales transacted by merchants, dealers, and trading banks. There are spot sales in the physical market, as well as forward contracts, options contracts, and other derivative transactions. A major portion of annual copper production and use is covered through physical transactions, many times through renewable annual supply contracts. Additional metal trades through commodities exchanges, and there is an interaction between the over-the-counter (OTC) market and exchange operations.

Over-the-Counter Market

Physical traders, merchants, and banks participate in OTC spot, forward, option, and other derivative transactions for copper. OTC contracts are principal-to-principal agreements traded and negotiated privately between two principal parties, without going through an exchange or other intermediary. As such, both participants in over the counter deals are subject to counter-party risk, including credit and contractual obligations to perform. The OTC derivative market remains largely unregulated with respect to public disclosure of information by the parties, which provides confidentiality among principals.

The terms of OTC contracts are not standardized and market participants have the flexibility to negotiate all terms of the transaction, including delivery specifications and settlement terms. The OTC market facilitates long-term transactions, such life-of-mine off-take agreements which otherwise could be constrained by contract terms in a futures exchange.

Futures Exchanges

Futures exchanges provide a more transparent forum for trading commodity derivative contracts. Defined exchange policies and regulatory oversight assist in the price discovery for commodity contracts that meet standardized and strict exchange specifications, including quality and quantity.

Market fundamentals directly related to an exchange, such as contract liquidity and lot size preference, as well as other exogenous factors, including regulatory constraints, influence market participants activity in various futures exchanges around the world. The London Metal Exchange (LME), the longest standing exchange trading copper futures, continues to be the platform with the greatest number of open copper futures and options contracts (open interest). In the middle of 2010, the LME held over two-thirds of copper open interest across the four futures exchanges with copper contracts (adjusted for lot size). LME turnover (trading volume) has been losing market share to the Shanghai Future Exchange (SHFE), however. As of June 30, 2010, volumes of copper traded on the SHFE (adjusted for lot size) exceeded those of the LME, with roughly 47% global copper turnover compared to 42%. At that time, the global market share of Comex copper open interest (15%) was similar to the SHFE (18%), however Comex copper turnover only represented 7% of global volumes. The recently launched Multi Commodity Exchange of India (MCX) copper contracts presently capture only a small fraction of total exchange open interest and volume.

London Metal Exchange

Delivery and Settlement

In accordance with LME Trading Regulations, the LME official cash seller price commonly serves as the settlement prices for delivery of warranted Grade A Copper (copper held in a lot at LME approved warehouses that meets contract conditions specified by the LME for the warehouse to issue a copper warrant). Warrants, which are documents representing possession, are used as the means of delivering metal or plastics under LME contracts. The ownership of copper represented by warrants is transferred through LMEsword, an electronic transfer system for the purchase and sale of exchange issued warrants. Each warrant is invoiced at the contract weight, which is permitted to vary +/-2% from the specified 25 metric tonne lot of copper. Only registered LME copper brands are approved for delivery. Producers must follow exchange guidelines and meet specification requirements to maintain their brand registration. Currently, more than 75 brands are listed with the LME. Failure to comply with LME requirements may result in the delisting of a brand. Purity levels specified for deliverable LME copper must be greater than 99.99% copper, which meets or exceeds purity levels specified by other copper futures exchanges. The brand is the main determinant for distinguishing whether or not copper deliverable on the LME is deliverable for other exchange contracts. Generally, the difference in minimum purities required by the LME, SHFE, Comex, and MCX is minimal.

Copper Futures Exchange Delivery Specifications

LME Copper Specification

Lot Size (Warrant): 25 mt (+/- 2%)

Form: Electrolytic Cathodes

Quality: Grade A Copper (Cu-CATH-1) as per BS EN 1978:1998

Purity: Greater than 99.99%

Technical Specifications Determined By: British Standards

Number of Brands Listed: 77

SHFE Copper Specification

Lot Size: 5 mt

Form: Electrolytic Cathodes

Quality: Standard Copper Cathode as per GB/T467-1997

Purity: Standard Copper and silver greater than 99.95%, high grade substitute 99.99%

Technical Specifications Determined By: American Society for Testing and Materials (ASTM), Approved by China National Non-Ferrous Metals Industry Corporation

Number of Brands Listed: 88

Comex Copper Specification

Lot Size: 25,000 pounds; 11.34 mt (25,000 lbs / 2204.6 lbs)

Form: Full Plate or Cut Electrolytic Cathodes

Quality: Grade 1 Copper as per B115-00

Purity: Greater than 99.95%

Technical Specifications Determined By: American Society for Testing and Materials (ASTM)

Number of Brands Listed: 54

MCX Copper Specification

Lot Size: 1 mt (+ /—1%)

Form: Full Plate or Cut Electrolytic Cathodes

Quality: Grade 1 Copper as per B115-00

Purity: Greater than 99.95%

Technical Specifications Determined By: American Society for Testing and Materials (ASTM)

Regulation

The London Metal Exchange falls under the jurisdiction of the United Kingdom Financial Services Authority (FSA). The FSA is responsible for ensuring the financial stability of the exchange members businesses whereas the LME is largely responsible for the oversight of day-to-day exchange activity, including conducting arbitration proceedings under the LME Arbitration regulations. In international transactions trade also is subject to rules applicable under the respective foreign regulatory bodies such as the U.S. Commodity Futures Trading Commission (CFTC).

Through the establishment of the LMEsword system, the LME facilitates the orderly transfer of LME warrants and the reporting of inventories. In April 2010, the previous SWORD system operated for the LME by LCH. Clearnet was replaced by the current LMEsword system in order to bring the management system under direct exchange control and regulation.

Other Copper Futures Exchanges Regulation

Shanghai Futures Exchange

The Shanghai Futures Exchange (SHFE) is a self-regulatory body under the supervision and governance of the China Securities Regulatory Commission (CSRC). The SHFE is the day-to-day overseer of exchange activity, and is expected to carry out regulation as per the laws established by the CSRC. The CSRC meanwhile serves as the final authority on exchange regulation and policy development, and ultimately determines the effectiveness of the SHFE as a regulatory entity. It has the right to overturn or revoke the SHFE’s regulatory privileges at any time.

Comex

Commodity futures and options traded on the Comex are subject to regulation by its parent, CME Group’s Market Regulation Oversight Committee (MROCC) under the laws established by the Commodity Futures Trading Commission (CFTC). The MROCC is a self-regulatory body created in 2004 to actively ensure competitive and financially sound trading activity on the CME and its subsidiary exchanges.

Multi Commodity Exchange of India

Regulation of the Multi Commodity Exchange of India (MCX) falls under the responsibility of the Governing Board of the MCX and the Forward Markets Commission (FMC) of India pursuant to the Forward Contracts (Regulation) Act of 1952 and amendments made thereafter.

Alternative Methods for Investing in Copper

Other than investing directly in the physical metal, the derivative (futures, forwards, options, etc.) markets, which consist of both exchange-traded derivatives and OTC derivatives, offer some of the most direct means for participation in the copper market. However, these markets are not readily accessible to all investors for many reasons, such as the size of such investment products. Alternatively some market participants have turned to equity investments in mining companies that are leveraged to the copper market and a variety of other investment products.

Some alternative investment products offer direct exposure to copper while other give investors exposure to a basket of commodities including copper. New indexed funds, exchange traded notes, and exchange traded products may continue to be developed to offer more direct exposure to copper while attempting to minimize discrepancies and variations between the product and the underlying commodity price.

BUSINESS OF THE TRUST

The activities of the trust are limited to (1) issuing Baskets in exchange for the copper deposited with the custodian as consideration, (2) selling copper as necessary to cover the sponsor’s fee, the custodian’s fee, trust expenses not assumed by the sponsor and other liabilities and (3) delivering copper in exchange for Baskets surrendered for redemption. The trust is not actively managed. It does not engage in any activities designed to obtain a profit from, or to ameliorate losses caused by, changes in the price of copper.

Trust Objective

The objective of the trust is for the value of the Shares to reflect, at any given time, the value of the assets owned by the trust at that time less the trust’s expenses and liabilities at that time. The Shares are intended to constitute a simple and cost-effective means of making an investment similar to an investment in copper. An investment in physical copper requires expensive and sometimes complicated arrangements in connection with the assay, transportation, warehousing and insurance of the metal. Traditionally, such expense and complications have resulted in investments in physical copper being efficient only in amounts beyond the reach of many investors. The Shares have been designed to remove the obstacles represented by the expense and complications involved in an investment in physical copper, while at the same time having an intrinsic value that reflects, at any given time, the price of the assets owned by the trust at such time less the trust expenses and liabilities. Although the Shares are not the exact equivalent of an investment in copper, they provide investors with an alternative that allows a level of participation in the copper market through the securities market.

An investment in Shares is:

Backed by copper held by the custodian on behalf of the trust.

The Shares are backed by physical copper identified as the trust’s property in the custodian’s books. The trust arrangements contemplate that no shares can be issued, unless the corresponding amount of copper has been deposited with the custodian. Once deposited into the trust, copper is only removed from the trust (i) if sold to pay trust expenses (such as the warehousing fees, the sponsor’s fee and any other expenses not assumed by the Sponsor) or liabilities to which the trust may be subject, and (ii) sold to raise funds needed to pay redemptions amounts not susceptible to be delivered in Warrant form, or physically delivered in exchange for Baskets surrendered for redemption.

As accessible and easy to handle as any other investment in shares.

Retail investors may purchase and sell Shares through traditional brokerage accounts. Because the intrinsic value of each Share is a function of the price of the copper held by the trust, the cash outlay necessary for an investment in Shares should be less than the amount required for currently existing means of investing in physical copper. Shares are eligible for margin accounts.

Listed.

Although there can be no assurance that an actively traded market in the Shares will develop or be maintained, the Shares are listed and traded on [            ] under the symbol “[            ]”.

Relatively cost efficient.

Because the expenses involved in an investment in physical copper are dispersed among all holders of Shares, an investment in Shares may represent a cost-efficient alternative to investments in copper for investors not otherwise in a position to participate directly in the market for physical copper.

Secondary Market Trading

While the objective of the trust is for the value of the Shares to reflect, at any given time, the value of copper owned by the trust at that time less the trust’s expenses and liabilities, Shares may trade at, above or below their NAV. The NAV will fluctuate with changes in the market value of the trust’s assets. The trading prices of Shares will fluctuate in accordance with changes in their NAV as well as market supply and demand. The amount of the discount or premium in the trading price relative to the NAV may be influenced by non-concurrent trading hours between the major copper markets and [            ]. While the Shares trade on [            ] until 4:00 P.M. New York time, liquidity in the market for copper may be reduced after the close of the major world copper markets, including The London Metal Exchange and the COMEX. As a result, during this time, trading spreads, and the resulting premium or discount, on Shares may widen. However, given that Baskets can be created and redeemed in exchange for the underlying amount of copper, the sponsor believes that the arbitrage opportunities may provide a mechanism to mitigate the effect of such premium or discount.

Valuation of Copper; Computation of Net Asset Value

On each business day, as soon as practicable after 4:00 p.m. (New York time), the trustee evaluates the copper held by the trust and determines the net asset value of the trust. For purposes of making these calculations, a business day means any day other than a day when [            ] is closed for regular trading.

The trustee values the trust’s copper on the basis of that day’s announced LME Settlement Price. If there is no announced LME Settlement Price on a business day, the trustee is authorized to use the most recently announced LME Settlement Price unless the trustee, in consultation with the sponsor, determines that such price is inappropriate as a basis for evaluation.

The London Metal Exchange is one of the world’s most important non-ferrous metals market; it combines around-the-clock inter-office telephone trading, electronic trading and open out-cry trading that includes, for each matal traded on the exchange, four five-minute sessions taking place around the ring of the exchange (each such session, a “ring”). In the case of copper, the first ring takes place between 12:00 and 12:05 p.m. (London time), and the second one between 12:30 and 12:35 p.m. (London time). At the close of the second ring, the Quotations Committee determines the last bid and offered prices for cash contracts (i.e., contracts settling in two business days). If there is consensus among the members of the Quotations Committee as to the last prices, the prices so determined are displayed as provisional prices within five minutes from the end of the ring. If no objections are made to the provisional prices during the next five minutes, such prices become “official” at 12:45 p.m. (London time). If no consensus as to prices is reached within the five-minute period following the end of the second ring, no provisional price is announced and the Quotations Committee convenes at 13:15 (London time) to determine the relevant prices, which are then announced at 13:20 p.m. (London time).

The seller’s price so determined for cash contracts is the LME Settlement Price.

Once the value of the copper has been determined, the trustee subtracts all accrued fees (other than the fees to be computed by reference to the value of the trust or its assets), expenses and other liabilities of the trust from the total value of the copper and all other assets of the trust. The resulting figure is the adjusted net asset value of the trust, which is used to compute all fees (including the trustee’s and the sponsor’s fees) which are calculated from the value of the trust’s assets.

To determine the net asset value of the trust, the trustee subtracts from the adjusted net asset value of the trust the amount of accrued fees computed from the value of the trust’s assets. The trustee also determines the NAV by dividing the net asset value of the trust by the number of the Shares outstanding at the time the computation is made.

Trust Expenses

The trust’s main recurring expenses are expected to be the sponsor’s fee and the custodian’s fee. In exchange for the sponsor’s fee the sponsor has agreed to assume the following administrative and marketing expenses incurred by the trust: the trustee’s fee, [            ] listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses and up to $100,000 per annum in legal fees and expenses. The sponsor also paid the costs of the trust’s organization and the initial sale of the Shares, including the applicable SEC registration fees.

The sponsor’s fee is accrued daily and paid monthly in arrears at an annualized rate equal to [        ]% of the adjusted net asset value of the trust. The trustee will, when directed by the sponsor, and, in the absence of such direction, may, in its discretion, sell copper in such quantity and at such times, as may be necessary to permit payment of the sponsor’s fee, the custodian’s fee and of trust expenses or liabilities not assumed by the sponsor. The trustee is authorized to sell copper at such times and in the smallest amounts required to permit such payments as they become due, it being the intention to avoid or minimize the trust’s holdings of assets other than copper. Accordingly, the amount of copper to be sold will vary from time to time depending on the level of the trust’s expenses and the market price of copper. The custodian will arrange for a third party, at the request of the trustee, to purchase any copper needed to cover trust expenses at a price equal to the price used by the trustee to determine the value of the copper held by the trust on the date of the sale.

Cash held by the trustee pending payment of the trust’s expenses will not bear any interest. Each sale of copper by the trust will be a taxable event to Shareholders. See “United States Federal Tax Consequences—Taxation of U.S. Shareholders.”

Impact of Trust Expenses on the Trust’s Net Asset Value

The trust sells copper to raise the funds needed for the payment of the sponsor’s fee, the custodian’s fee and all trust expenses or liabilities not assumed by the sponsor. See “The Sponsor—The Sponsor’s Fee” and “The Custodian—The Custodian’s Fee”. The purchase price received as consideration for such sales is the trust’s sole source of funds to cover its liabilities. The trust does not engage in any activity designed to derive a profit from changes in the price of copper. Copper not needed to redeem Baskets, or to cover the sponsor’s fee, the custodian’s fee and trust expenses or liabilities not assumed by the sponsor, will be held in physical form by the custodian. As a result of the recurring sales of copper necessary to pay the sponsor’s fee, the custodian’s fee and the trust expenses or liabilities not assumed by the sponsor, the net asset value of the trust and, correspondingly, the fractional amount of copper represented by each Share will decrease over the life of the trust. New deposits of copper, received in exchange for additional new Baskets issued by the trust, do not reverse this trend.

The following table, prepared by the sponsor, illustrates the anticipated impact of the sales of copper discussed above on the fractional amount of copper represented by each outstanding Share. It assumes that the only sales of copper will be those needed to pay the sponsor’s fee and the custodian’s fee and that the price of copper and the number of Shares remain constant during the three-year period covered. The table does not show the impact of any extraordinary expenses the trust may incur. Any such extraordinary expenses, if and when incurred, will accelerate the decrease in the fractional amount of copper represented by each Share.

Calculation of NAV:

Year
	1	2	3
Hypothetical copper price per ton
Sponsor’s fee
Shares of trust, beginning
Metric tonnes of copper in trust, beginning
Beginning adjusted net asset value of the trust
Metric tonnes of copper to be sold to cover the sponsor’s fee*
Metric tonnes of copper to be sold to cover storage fee**
Metric tonnes of copper in trust, ending
Ending adjusted net asset value of the trust
Ending NAV

*	Sales occur daily, but the sponsor’s fee is payable monthly in arrears.
**	Assumes a hypothetical storage fee of $[ ] per ton per day

DESCRIPTION OF THE SHARES AND THE TRUST AGREEMENT

The trust was formed on [            ], 20[    ] when the sponsor and the trustee signed the Trust Agreement and an initial deposit of copper was made in exchange for the issuance of [            ] Baskets. The purpose of the trust is to own copper transferred to the trust in exchange for Shares issued by the trust. The trust is governed by the Trust Agreement among the sponsor, the trustee, the registered holders and beneficial owners of Shares and all persons that deposit copper for the purpose of creating Shares. The Trust Agreement sets out the rights of depositors of copper and registered holders of Shares and the rights and obligations of the sponsor and the trustee. New York law governs the Trust Agreement, the trust and the Shares. The following is a summary of material provisions of the Trust Agreement. It is qualified by reference to the entire Trust Agreement, which is filed as an exhibit to the registration statement of which the prospectus is a part.

Each Share represents a fractional undivided beneficial interest in the net assets of the trust. The assets of the trust consist primarily of copper held by the custodian on behalf of the trust. However, the trust is expected to make sales of copper to pay the sponsor’s fee, the custodian’s fee and to cover expenses and liabilities not assumed by the sponsor. Such sales result in the trust holding cash for brief periods of time. In addition, there may be other situations where the trust may hold cash. For example, a claim may arise against the custodian, an Authorized Participant, or any other third party, which is settled in cash. In those situations where the trust unexpectedly receives cash or any other assets, the Trust Agreement provides that no deposits of copper will be accepted (i.e., there will be no issuance of new Shares) until after the record date for the distribution of such cash or other property has passed. The trust is not a registered investment company under the Investment Company Act of 1940 and is not required to register under such act.

Deposit of Copper; Issuance of Baskets

The trust expects to create and redeem Shares on a continuous basis but only in blocks of [            ] or more Baskets of 2,500 Shares each. Upon the deposit of the corresponding amount of copper with the custodian and the payment of the trustee’s applicable fee and of any expenses, taxes or charges (such as sales, stamp taxes or stock transfer taxes or fees), the trustee will deliver the appropriate number of Baskets to the DTC account of the depositing Authorized Participant. Only Authorized Participants can deposit copper and receive Baskets in exchange. As of the date of this prospectus, [            ] are the only Authorized Participants. The sponsor and the trustee maintain a current list of Authorized Participants.

Before making a deposit, the Authorized Participant must deliver to the trustee a written purchase order indicating the number of Baskets it intends to acquire and the location or locations where it expects to make the corresponding deposit of copper with the custodian. In exchange for each Basket purchased, an Authorized Participant must deposit the Basket Copper Amount announced by the trustee on the first business day on which the LME Settlement Price is announced following the date of receipt of the purchase order. However, orders received by the trustee after 3:59 p.m. (New York time) on a business day will be treated as received on the next following business day.

The custodian will arrange for a third party to make available for sale for cash to Authorized Participants any amounts of copper needed to meet the obligation to transfer to the trust the exact Basket Copper Amount in exchange for each Basket purchased from the trust. Similarly, the custodian’s appointed third party will purchase the excess copper for cash from an Authorized Participant in the event the amount of copper transferred by an Authorized Participant to the Trust in exchange for a Basket exceeds the corresponding Basket Copper Amount.

The Basket Copper Amount necessary for the creation of a Basket changes from day to day. The initial Basket Copper Amount is 25 metric tonnes of copper. On each day that the [            ] is open for regular trading, the trustee adjusts the quantity of copper constituting the Basket Copper Amount as appropriate to reflect sales of copper, any loss of copper that may occur, and accrued expenses. The computation is made by the trustee as promptly as practicable after 4:00 p.m. (New York time). The Basket Copper Amount so determined is communicated via facsimile or electronic mail message to all Authorized Participants, and available in the sponsor’s website for the Shares.

No Shares are issued unless and until the custodian has informed the trustee that it has allocated to the trust’s account the corresponding amount of copper. All taxes and fees incurred in connection with the delivery of copper to the custodian in exchange for Baskets (including any applicable taxes and any fees incurred in connection with placing off-warrant any copper delivered to the custodian) will be the sole responsibility of the Authorized Participant making such delivery.

Redemption of Baskets; Withdrawal of Copper

Authorized Participants, acting on authority of the registered holder of Shares, may surrender [        ] or more Baskets for redemption, each in exchange for the Basket Copper Amount announced by the trustee on the first business day on which the LME Settlement Price is announced following the date of receipt of the redemption order. However, orders received by the trustee after 3:59 p.m. (New York time) on a business day are treated as received on the next following business day.

Upon the surrender of such Shares and the payment by the Authorized Participant of the trustee’s applicable fee and of any expenses, taxes or charges (such as fees due in connection with the issuance of Warrants to be delivered by the trust, sales, stamp taxes or stock transfer taxes or fees), the trustee will deliver to the order of the redeeming Authorized Participant one or more Warrants representing the amount of copper corresponding to the redeemed Baskets, together with cash sufficient to adjust for the value of amounts of copper not susceptible to be delivered in Warrant form. The cash component of a redemption, if any, is determined by multiplying the fraction of the aggregate Basket Copper Amount corresponding to all redeemed Baskets that is not susceptible to be delivered in Warrant form by the LME Settlement Price last announced prior to the time when the corresponding delivery is made. The custodian will arrange for an appointed third party to purchase from the trust, at the LME Settlement Price last announced prior to the time when the delivery to the redeeming Authorized Participant is made, the amounts of copper due in respect of a redemption and not susceptible to be delivered in Warrant form and the deposit of the corresponding purchase price, at the trust’s direction and on the trust’s behalf, in the DTC account of the redeeming Authorized Participant.

Redemptions will take place in exchange for physical copper only when Warrants are not available to the trust (for example, because the copper held by the trust does not meet the LME specifications to be placed on Warrant, or because there is a failure in the electronic system used by LME to process transfers of Warrants). If a physical delivery is to occur, copper will be delivered at the locations designated by the trustee, in consultation with the custodian. All taxes and fees incurred in connection with the delivery of copper to an Authorized Participant in exchange for Baskets (including any applicable taxes and any loading fees or fees incurred in connection with placing on-warrant copper delivered to the Authorized Participant) will be the sole responsibility of the Authorized Participant taking such delivery.

Redemptions may be suspended only (i) during any period in which regular trading on [            ] is suspended or restricted or the exchange is closed (other than scheduled holiday or weekend closings), (ii) during an emergency as a result of which delivery, disposal or evaluation of copper is not reasonably practicable, or (iii) at any time when Warrants are not available to the trust, during an emergency as a result of which delivery, disposal or evaluation of copper is not reasonably practicable.

Certificates Evidencing the Shares

The Shares are evidenced by certificates executed and delivered by the trustee on behalf of the trust. DTC has accepted the Shares for settlement through its book-entry settlement system. So long as the Shares are eligible for DTC settlement, there will be only one global certificate evidencing shares that will be registered in the name of a nominee of DTC. Investors will be able to own Shares only in the form of book-entry security entitlements with DTC or direct or indirect participants in DTC. No investor will be entitled to receive a separate certificate evidencing Shares. Because Shares can only be held in the form of book-entries through DTC and its participants, investors must rely on DTC, a DTC participant and any other financial intermediary through which they hold Shares to receive the benefits and exercise the rights described in this section. Investors should consult with their broker or financial institution to find out about the procedures and requirements for securities held in DTC book-entry form.

Cash and Other Distributions

If the sponsor and trustee determine that there is cash being held in the trust that is not needed to pay the trust’s expenses, the trustee will distribute the extra cash to DTC.

If the trust receives any property other than copper or cash, the trustee will distribute that property to DTC by any means it thinks is lawful, equitable and feasible. If it cannot make the distribution in that way, the trustee will sell the property and distribute the net proceeds, in the same way as it does with cash.

Registered holders of Shares are entitled to receive these distributions in proportion to the number of Shares owned. Before making a distribution, the trustee may deduct any applicable withholding taxes and any fees and expenses of the trust that have not been paid. The trustee distributes only whole United States dollars and cents and is not required to round fractional cents to the nearest whole cent. The trustee is not responsible if it decides that it is unlawful or impractical to make a distribution available to registered holders.

Voting Rights

Shares do not have any voting rights. However, registered holders of at least 25% of the Shares have the right to require the trustee to cure any material breach by it of the Trust Agreement, and registered holders of at least 75% of the Shares have the right to require the trustee to terminate the Trust Agreement as described below.

Fees and Expenses of the Trustee

•

Each deposit of copper for the creation of Baskets and each surrender of Baskets for the purpose of withdrawing trust property (including if the Trust Agreement terminates) must be accompanied by a payment to the trustee of a fee of $[            ] per order (or such other fee as the trustee, with the prior written consent of the sponsor, may from time to time announce).

•

The trustee is entitled to reimburse itself from the assets of the trust for all expenses and disbursements incurred by it for extraordinary services it may provide to the trust or in connection with any discretionary action the trustee may take to protect the trust or the interests of the holders.

Trust Expenses and Copper Sales

In addition to the fee payable to the sponsor (See “The Sponsor—The Sponsor’s Fee”), the following expenses are paid out of the assets of the trust:

•	any expenses or liabilities of the trust that are not assumed by the sponsor;

•	warehouse fees;

•	any taxes and other governmental charges that may fall on the trust or its property;

•	expenses and costs of any action taken by the trustee or the sponsor to protect the trust and the rights and interests of holders of Shares; and

•	any indemnification of the sponsor as described below.

The trustee sells the trust’s copper from time to time as necessary to permit payment of the fees and expenses that the trust is required to pay. See “Business of the Trust—Trust Expenses.”

The trustee is not responsible for any depreciation or loss incurred by reason of sales of copper made in compliance with the Trust Agreement.

Payment of Taxes

The trustee may deduct the amount of any taxes owed from any distributions it makes. It may also sell trust assets, by public or private sale, to pay any taxes owed. Registered holders of Shares will remain liable if the proceeds of the sale are not enough to pay the taxes.

Evaluation of Copper and the Trust Assets

See “Business of the Trust—Valuation of Copper; Computation of Net Asset Value”.

Amendment and Termination

The sponsor and the trustee may agree to amend the Trust Agreement without the consent of the holders of Shares. If an amendment imposes or increases fees or charges, except for taxes and other governmental charges, or prejudices a substantial right of holders of Shares, it will not become effective for outstanding Shares until 30 days after the trustee notifies DTC of the amendment. At the time an amendment becomes effective, by continuing to hold Shares, investors are deemed to agree to the amendment and to be bound by the Trust Agreement as amended.

The trustee will terminate the Trust Agreement if:

•	the trustee is notified that the Shares are delisted from [ ] and are not approved for listing on another national securities exchange within five business days of their delisting;

•	holders of at least 75% of the outstanding Shares notify the trustee that they elect to terminate the trust;

•	60 days have elapsed since the trustee notified the sponsor of the trustee’s election to resign and a successor trustee has not been appointed and accepted its appointment;

•	the SEC determines that the trust is an investment company under the Investment Company Act of 1940, as amended, and the trustee has actual knowledge of that determination;

•

the aggregate market capitalization of the trust, based on the closing price for the Shares, was less than $350 million on each of five consecutive trading days and the trustee receives, within six months from the last of those trading days, notice that the sponsor has decided to terminate the trust;

•	the CFTC determines that the trust is a commodity pool under the Commodity Exchange Act and the trustee has actual knowledge of that determination; or

•

the trust fails to qualify for treatment, or ceases to be treated, as a grantor trust for United States federal income tax purposes and the trustee receives notice that the sponsor has determined that the termination of the trust is advisable.

[If not terminated earlier by the trustee, the trust will terminate in [            ], on the [            ] anniversary of its creation.] The trustee will notify DTC at least 30 days before the date for termination of the Trust Agreement. After termination, the trustee and its agents will do the following under the Trust Agreement but nothing else: (1) collect distributions pertaining to trust property, (2) pay the trust’s expenses and sell copper as necessary to meet those expenses and (3) deliver trust property upon surrender and cancellation of Shares. Ninety days or more after termination, the trustee may sell any remaining trust property by public or private sale. After that, the trustee will hold the money it received on the sale, as well as any other cash it is holding under the Trust Agreement for the pro rata benefit of the registered holders that have not surrendered their Shares. It will not invest the money and has no liability for interest. The trustee’s only obligations will be to account for the money and other cash, after deduction of applicable fees, trust expenses and taxes and governmental charges.

Limitations on Obligations and Liability

The Trust Agreement expressly limits the obligations of the sponsor and the trustee. It also limits the liability of the sponsor and the trustee. The sponsor and the trustee:

•	are only obligated to take the actions specifically set forth in the Trust Agreement without negligence or bad faith;

•	are not liable if either of them is prevented or delayed by law or circumstances beyond their control from performing their obligations under the Trust Agreement;

•	are not liable if they exercise discretion permitted under the Trust Agreement;

•	have no obligation to prosecute a lawsuit or other proceeding related to the Shares or the Trust Agreement on behalf of the holders of Shares or on behalf of any other person;

•	may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party.

In addition, the sponsor will be indemnified by the trust for any liability or expense it incurs without negligence, bad faith or willful misconduct on its part.

Requirements for Trustee Actions

Before the trustee delivers or registers a transfer of Shares, makes a distribution on Shares, or permits withdrawal of trust property, the trustee may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Shares or trust property;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the Trust Agreement, including presentation of transfer documents.

The trustee may suspend the delivery or registration of transfers of Shares, or may refuse a particular deposit or transfer at any time when the transfer books of the trustee are closed or if the trustee or the sponsor thinks it necessary or advisable for any reason. Redemptions may be suspended only (i) during any period in which regular trading on [            ] is suspended or restricted or the exchange is closed (other than scheduled holiday or weekend closings), (ii) during an emergency as a result of which delivery, disposal or evaluation of copper is not reasonably practicable, or (iii) at any time when Warrants are not available to the trust, during an emergency as a result of which delivery, disposal or evaluation of copper is not reasonably practicable.

THE SECURITIES DEPOSITORY; BOOK-ENTRY-ONLY SYSTEM; GLOBAL SECURITY

DTC acts as securities depository for the Shares. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions in such securities among the DTC Participants through electronic book-entry changes. This eliminates the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

Individual certificates are not issued for the Shares. Instead, a global certificate is signed by the trustee on behalf of the trust, registered in the name of Cede & Co., as nominee for DTC, and deposited with the trustee on behalf of DTC. The global certificate represents all of the Shares outstanding at any time.

Upon the settlement date of any creation, transfer or redemption of Shares, DTC will credit or debit, on its book-entry registration and transfer system, the amount of the Shares so created, transferred or redeemed to the accounts of the appropriate DTC Participants. The trustee and the DTC Participants will designate the accounts to be credited and charged in the case of creation or redemption of Shares.

Beneficial ownership of the Shares is limited to DTC Participants, Indirect Participants and persons holding interests through DTC Participants and Indirect Participants. Owners of beneficial interests in the Shares is shown on, and the transfer of ownership will be effected only through, records maintained by DTC (with respect to DTC Participants), the records of DTC Participants (with respect to Indirect Participants, and the records of Indirect Participants (with respect to beneficial owners that are not DTC Participants or Indirect Participants). Beneficial owners are expected to receive from or through the DTC Participant a written confirmation relating to their purchase of the Shares.

Investors may transfer the Shares through DTC by instructing the DTC Participant or Indirect Participant through which the Shareholders hold their Shares to transfer the Shares. Transfers will be made in accordance with standard securities industry practice.

DTC may decide to discontinue providing its service for the Shares by giving notice to the trustee and the sponsor. Under such circumstances, the trustee and the sponsor will either find a replacement for DTC to perform its functions at a comparable cost or, if a replacement is unavailable, deliver separate certificates for Shares to the DTC Participants having Shares credited to their accounts.

The rights of the Shareholders generally must be exercised by DTC Participants acting on their behalf in accordance with the rules and procedures of DTC.

The Trust Agreement provides that, as long as the Shares are represented by a global certificate registered in the name of DTC or its nominee, as described above, the trustee will be entitled to treat DTC as the holder of the Shares.

THE SPONSOR

The sponsor is a Delaware corporation and a subsidiary of BlackRock, Inc. The sponsor’s principal office is located at 400 Howard Street, San Francisco, CA 94105.

The Sponsor’s Role

The sponsor has arranged for the creation of the trust, the registration of the Shares for their public offering in the United States and the listing of the Shares on [            ]. The sponsor has agreed to assume the following administrative and marketing expenses incurred by the trust: the trustee’s fee, the custodian’s fee, [            ]’s listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses and up to $100,000 per annum in legal fees and expenses. The sponsor also paid the costs of the trust’s organization and the initial sale of the Shares, including the applicable SEC registration fees.

The sponsor does not exercise day-to-day oversight over the trustee or the custodian. The sponsor may remove the trustee and appoint a successor trustee if the trustee ceases to meet certain objective requirements (including the requirement that it have capital, surplus and undivided profits of at least $150 million) or if, having received written notice of a material breach of its obligations under the Trust Agreement, the trustee has not cured the breach within thirty days. The sponsor also has the right to replace the trustee during the ninety days following any merger, consolidation or conversion in which the trustee is not the surviving entity or, in its discretion, on the fifth anniversary of the creation of the trust or on any subsequent third anniversary thereafter. The sponsor also has the right to approve any new or additional custodian that the trustee may wish to appoint.

The Sponsor’s Fee

The sponsor’s fee accrues daily and is paid monthly in arrears at an annualized rate equal to [        ]% of the adjusted net asset value of the trust.

THE TRUSTEE

The Bank of New York Mellon, a banking corporation organized under the laws of the State of New York with trust powers, serves as the trustee. The trustee has a trust office at 101 Barclay Street, Floor 6E, New York, New York 10286. The trustee is subject to supervision by the New York State Banking Department and the Board of Governors of the Federal Reserve System. Information regarding creation and redemption Basket composition, NAV of the trust, transaction fees and the names of the parties that have each executed an Authorized Participant Agreement may be obtained from the trustee by calling the following number: (212) 815-6250. A copy of the Trust Agreement is available for inspection at the trustee’s trust office identified above. The trustee had at least $150 million in capital and retained earnings as of December 31, 2009.

The Trustee’s Role

The trustee is responsible for the day-to-day administration of the trust. This includes (1) processing orders for the creation and redemption of Baskets; (2) coordinating with the custodian the receipt and delivery of copper transferred to, or by, the trust in connection with each issuance and redemption of Baskets; (3) calculating the net asset value and the adjusted net asset value of the trust on each business day; and (4) selling the trust’s copper as needed to cover the trust’s expenses. In addition, the trustee will prepare the financial statements of the trust.

The trustee’s fees are paid by the sponsor.

The trustee and any of its affiliates may from time to time purchase or sell Shares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

THE CUSTODIAN

Metro International Trade Services LLC serves as the custodian of the trust’s copper.

The Custodian’s Role

The custodian is responsible for safekeeping the copper deposited into the trust in connection with the creation of Baskets. The custodian is appointed by the trustee and is responsible to the trustee only. Because the holders of Shares are not parties to the custodian agreement, their claims against the custodian may be limited. The custodian has no obligation to accept any additional delivery on behalf of the trust if, after giving effect to such delivery, the total weight of the trust’s copper held by the custodian exceeds [            ] metric tonnes. If this limit is exceeded, the sponsor anticipates that the trustee, with the consent of the sponsor, would retain an additional custodian. While the sponsor will seek any agreement with an additional custodian to be at least as protective of the interests of the trust as the current agreement is, the actual terms and conditions of such agreement will only be negotiated at the time such additional custodian becomes necessary. The identity of such additional custodian, as well as market conditions prevailing at the time, may, among other factors, result in the need to hire an additional custodian under terms and conditions significantly different from those in the agreement with the custodian. For example, the duration of the agreement with the additional custodian, its fees, the maximum amount of copper that the additional custodian will hold on behalf of the trust, the scope of the additional custodian’s liability (including with respect to copper held by subcustodians) and the additional custodian’s standard of care may not be exactly the same as in the agreement with the custodian.

The custodian is responsible for conducting certain limited inspections of the copper delivered by an Authorized Participant. However, the custodian is not responsible for conducting any chemical or other tests designed to verify that such copper meets the requirements referred to in the Trust Agreement.

The custodian will arrange for a third party, at the request of the trustee, to purchase any copper needed to cover trust expenses at a price equal [to the price used by the trustee to determine the value of the copper held by the trust on the date of the sale] and to purchase from the trust, at LME Settlement Price last announced prior to the time when the delivery to a redeeming Authorized Participant is made, any amounts of copper due in respect of a redemption and not susceptible to be delivered in Warrant form and then deposit the corresponding purchase price, at the trust’s direction and on the trust’s behalf, in the DTC account of the redeeming Authorized Participants.

The custodian and any of its subsidiaries and affiliates may from time to time purchase or sell Shares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

The Custodian Fees

The custodian’s fees, which will be paid by the trust, are due [            ] and accrue as follows [    ].

Custody of the Trust’s Copper

The following is a description of the material provisions of the custodian agreement between the trustee and [            ], as the custodian, under which the custodian will hold the copper that belongs to the trust. [For additional information, see the form of custodian agreement that is filed as an exhibit to the registration statement of which this prospectus is a part. The custodian’s office is located at [            ].

New York law governs the custodian agreement.

The custodian will receive and hold copper that is deposited for the account of the trust. The custodian will release copper from the trust’s account when instructed in writing by the trustee, and not otherwise. The custodian may keep the trust’s copper at locations in the United States, [            ] or, with the consent of the trustee and the sponsor, in other places. The custodian may, at its own expense and risk, move copper held in the trust’s account from one location to another location otherwise permitted under the custodian agreement.

When instructed by the trustee, the custodian will make copper from the trust’s account available for collection at its office where the copper is being held.

The custodian will be liable and must indemnify the trustee for any loss or liability relating to any act or omission of the custodian, including any failure of the custodian to act in accordance with the trustee’s instructions or any physical loss, destruction or damage to the copper held for the trust’s account [resulting from the custodian’s failure to exercise such care as reasonably careful person would exercise under like circumstances.]

The custodian must remain an LME listed warehouse company, and each location where copper is held for the trust’s account must be an LME authorized location for the storage of copper.

Either the trustee or the custodian may terminate the custodian agreement on [            ].

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion of the material United States federal income tax consequences that generally will apply to the purchase, ownership and disposition of Shares by a U.S. Shareholder (as defined below), and certain United States federal income consequences that may apply to an investment in Shares by a Non-U.S. Shareholder (as defined below), represents, insofar as it describes conclusions as to United States federal income tax law and subject to the limitations and qualifications described therein, the opinion of Clifford Chance US LLP, special United States federal income tax counsel to the sponsor. The discussion below is based on the Code, Treasury Regulations promulgated thereunder and judicial and administrative interpretations of the Code, all as of the date of this prospectus and all of which are subject to change either prospectively or retroactively. The tax treatment of Shareholders may vary depending upon their own particular circumstances. Certain Shareholders (including banks, financial institutions, insurance companies, tax-exempt organizations, broker-dealers, traders, persons holding Shares as a position in a “hedging,” “straddle,” “conversion,” or “constructive sale” transaction for United States federal income tax purposes, persons whose “functional currency” is not the United States dollar, or other investors with special circumstances) may be subject to special rules not discussed below. In addition, the following discussion applies only to investors who will hold Shares as “capital assets” within the meaning of section 1221 of the Code. Moreover, the discussion below does not address the effect of any state, local or foreign tax law on an owner of Shares. Purchasers of Shares are urged to consult their own tax advisors with respect to all federal, state, local and foreign tax law considerations potentially applicable to their investment in Shares.

For purposes of this discussion, a “U.S. Shareholder” is a Shareholder that is:

•	An individual who is treated as a citizen or resident of the United States for United States federal income tax purposes;

•

A corporation or partnership (or entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, including the District of Columbia;

•	An estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•

A trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust that has made a valid election under applicable Treasury Regulations to be treated as a domestic trust.

A Shareholder that is not a U.S. Shareholder as defined above is considered a “Non-U.S. Shareholder” for purposes of this discussion.

Taxation of the Trust

The sponsor and the trustee will treat the trust as a “grantor trust” for United States federal income tax purposes. In the opinion of Clifford Chance US LLP, although not free from doubt due to the lack of directly governing authority, the trust will be classified as a “grantor trust” for United States federal income tax purposes. As a result, the trust itself will not be subject to United States federal income tax. Instead, the trust’s income and expenses will “flow through” to the Shareholders, and the trustee will report the trust’s income, gains, losses and deductions to the IRS on that basis. The opinion of Clifford Chance US LLP represents only its best legal judgment and is not binding on the IRS or any court. Accordingly, there can be no assurance that the IRS will agree with the conclusions of counsel’s opinion and it is possible that the IRS or another tax authority could assert a position contrary to one or all of those conclusions and that a court could sustain that contrary position. Neither the sponsor nor the trustee will request a ruling from the IRS with respect to the classification of the trust for United States federal income tax purposes. If the IRS were to assert successfully that the trust is not classified as a “grantor trust,” the trust would be classified as a partnership for United States federal income tax purposes, which may affect timing and other tax consequences to the Shareholders.

The following discussion assumes that the trust will be classified as a “grantor trust” for United States federal income tax purposes.

Taxation of U.S. Shareholders

Shareholders will be treated, for United States federal income tax purposes, as if they directly owned a pro rata share of the underlying assets held in the trust. Shareholders also will be treated as if they directly received their respective pro rata shares of the trust’s income, if any, and as if they directly incurred their respective pro rata shares of the trust’s expenses. In the case of a Shareholder that purchases Shares for cash, its initial tax basis in its pro rata share of the assets held in the trust at the time it acquires its Shares will be equal to its cost of acquiring the Shares. In the case of a Shareholder that acquires its Shares as part of a creation of a Basket, the delivery of copper to the trust in exchange for the underlying copper represented by the Shares will not be a taxable event to the Shareholder, and the Shareholder’s tax basis and holding period for the Shareholder’s pro rata share of the copper held in the trust will be the same as its tax basis and holding period for the copper delivered in exchange therefor. For purposes of this discussion, and unless stated otherwise, it is assumed that all of a Shareholder’s Shares are acquired on the same date and at the same price per Share. Shareholders that hold multiple lots of Shares, or that are contemplating acquiring multiple lots of Shares, should consult their own tax advisers as to the determination of the tax basis and holding period for the underlying copper related to such Shares.

When the trust sells copper, for example to pay expenses, a Shareholder will recognize gain or loss in an amount equal to the difference between (a) the Shareholder’s pro rata share of the amount realized by the trust upon the sale and (b) the Shareholder’s tax basis for its pro rata share of the copper that was sold, which gain or loss generally will be a long-term or short-term capital gain or loss depending on whether the Shareholder has held its Shares for more than one year. A Shareholder’s tax basis for its share of any copper sold by the trust generally will be determined by multiplying the Shareholder’s total basis for its share of all of the copper held in the trust immediately prior to the sale, by a fraction the numerator of which is the amount of copper sold, and the denominator of which is the total amount of the copper held in the trust immediately prior to the sale. After any such sale, a Shareholder’s tax basis for its pro rata share of the copper remaining in the trust will be equal to its tax basis for its share of the total amount of the copper held in the trust immediately prior to the sale, less the portion of such basis allocable to its share of the copper that was sold.

Upon a Shareholder’s sale of some or all of its Shares, the Shareholder will be treated as having sold the portion of its pro rata share of the copper held in the trust at the time of the sale that is attributable to the Shares sold. Accordingly, the Shareholder generally will recognize gain or loss on the sale in an amount equal to the difference between (a) the amount realized pursuant to the sale of the Shares, and (b) the Shareholder’s tax basis for the portion of its pro rata share of the copper held in the trust at the time of sale that is attributable to the Shares sold, as determined in the manner described in the preceding paragraph.

A redemption of some or all of a Shareholder’s Shares in exchange for the underlying copper represented by the Shares redeemed generally will not be a taxable event to the Shareholder. The Shareholder’s tax basis for the copper received in the redemption generally will be the same as the Shareholder’s tax basis for the portion of its pro rata share of the copper held in the trust immediately prior to the redemption that is attributable to the Shares redeemed. The Shareholder’s holding period with respect to the copper received should include the period during which the Shareholder held the Shares redeemed. A subsequent sale of the copper received by the Shareholder will be a taxable event.

After any sale or redemption of less than all of a Shareholder’s Shares, the Shareholder’s tax basis for its pro rata share of the copper held in the trust immediately after such sale or redemption generally will be equal to its tax basis for its share of the total amount of the copper held in the trust immediately prior to the sale or redemption, less the portion of such basis which is taken into account in determining the amount of gain or loss recognized by the Shareholder upon such sale or, in the case of a redemption, is treated as the basis of the copper received by the Shareholder in the redemption.

Maximum 28% Long-Term Capital Gains Tax Rate for U.S. Shareholders Who Are Individuals

Under current law, gains recognized by individuals from the sale of “collectibles,” including copper, held for more than one year are taxed at a maximum rate of 28%, rather than the current 15% rate applicable to most other long-term capital gains. For these purposes, gain recognized by an individual upon the sale of an interest in a trust that holds collectibles is treated as gain recognized on the sale of collectibles, to the extent that the gain is attributable to unrealized appreciation in value of the collectibles held by the trust. Therefore, any gain recognized by an individual U.S. Shareholder attributable to a sale of Shares held for more than one year, or attributable to the trust’s sale of any copper which the Shareholder is treated (through its ownership of Shares) as having held for more than one year, generally will be taxed at a maximum rate of 28%. The tax rates for capital gains recognized upon the sale of assets held by an individual U.S. Shareholder for one year or less or by a taxpayer other than an individual United States taxpayer are generally the same as those at which ordinary income is taxed.

3.8% Tax on Net Investment Income for Taxable Years Beginning After December 31, 2012

The Health Care Reform and Education Reconciliation Act of 2010 (Pub. Law 111-152) requires certain U.S. Shareholders who are individuals to pay a 3.8% tax on the lesser of the excess of their modified adjusted gross income over a threshold amount ($250,000 for married persons filing jointly and $200,000 for single taxpayers) or their “net investment income,” which generally includes capital gains for the disposition of property, for tax years beginning after December 31, 2012. This tax is in addition to any capital gains taxes due on such investment income. A similar tax will apply to estates and trusts. U.S. Shareholders should consult their own tax advisers regarding the effect, if any, this law may have on their investment in the Shares.

Brokerage Fees and Trust Expenses

Any brokerage or other transaction fee incurred by a Shareholder in purchasing Shares will be treated as part of the Shareholder’s tax basis in the underlying assets of the trust. Similarly, any brokerage fee incurred by a Shareholder in selling Shares will reduce the amount realized by the Shareholder with respect to the sale.

Shareholders will be required to recognize the full amount of gain or loss upon a sale of copper by the trust (as discussed above), even though some or all of the proceeds of such sale are used by the trustee to pay trust expenses. Shareholders may deduct their respective pro rata shares of each expense incurred by the trust to the same extent as if they directly incurred the expense. Shareholders who are individuals, estates or trusts, however, may be required to treat some or all of the expenses of the trust as miscellaneous itemized deductions. Individuals may deduct certain miscellaneous itemized deductions only to the extent they exceed 2% of adjusted gross income. In addition, such deductions may be subject to phase-outs and other limitations under applicable provisions of the Code.

Investment by Regulated Investment Companies

Mutual funds and other investment vehicles which are “regulated investment companies” within the meaning of Code section 851 should consult with their tax advisors concerning (i) the likelihood that an investment in Shares, although they are a “security” within the meaning of the Investment Company Act of 1940, may be considered an investment in the underlying copper for purposes of Code section 851(b), and (ii) the extent to which an investment in Shares might nevertheless be consistent with preservation of their qualification under Code section 851.

Investment by Certain Retirement Plans

The purchase of Shares as an investment for an IRA, or for a participant-directed account maintained under any plan that is tax-qualified under section 401(a) of the Code, may be treated as the acquisition of a “collectible” that is treated as a taxable distribution from the account to the owner of the IRA, or to the participant for whom the plan account is maintained, of an amount equal to the cost to the account of acquiring the collectible. Such treatment would apply if an account’s purchase of Shares would be treated, for these purposes, as the acquisition of an interest in the underlying copper held in the trust, and such copper is not treated as in the physical possession of the IRA trustee. Persons considering the purchase of Shares by an IRA, or by a participant-directed account under a Code section 401(a) plan, should consult their own tax advisers as to whether such purchase will be treated as resulting in a taxable distribution to the IRA owner or plan participant. See also “ERISA and Related Considerations.”

Taxation of Non-U.S. Shareholders

A Non-U.S. Shareholder generally will not be subject to United States federal income tax with respect to gain recognized upon the sale or other disposition of Shares, or upon the sale of copper by the trust, unless (1) the Non-U.S. Shareholder is an individual and is present in the United States for 183 days or more during the taxable year of the sale or other disposition, and the gain is treated as being from United States sources; or (2) the gain is effectively connected with the conduct by the Non-U.S. Shareholder of a trade or business in the United States and certain other conditions are met.

United States Information Reporting and Backup Withholding

The trustee will file certain information returns with the IRS in connection with the trust. A U.S. Shareholder may be subject to United States backup withholding tax in certain circumstances unless it provides its taxpayer identification number and complies with certain certification procedures. Non-U.S. Shareholders may have to comply with certification procedures to establish that they are not a United States person in order to avoid the information reporting and backup withholding tax requirements.

The amount of any backup withholding will be allowed as a credit against a Shareholder’s United States federal income tax liability and may entitle such a Shareholder to a refund, provided that the required information is furnished to the IRS.

Taxation in Jurisdictions Other Than the United States

Prospective purchasers of Shares that are based in or acting out of a jurisdiction other than the United States are advised to consult their own tax advisers as to the tax consequences, under the laws of such jurisdiction (or any other jurisdiction not being the United States to which they are subject), of their purchase, holding, sale and redemption of or any other dealing in Shares and, in particular, as to whether any value added tax, other consumption tax or transfer tax is payable in relation to such purchase, holding, sale, redemption or other dealing.

ERISA AND RELATED CONSIDERATIONS

The Employee Retirement Income Security Act of 1974 (ERISA) and/or Section 4975 of the Code impose certain requirements on employee benefit plans and certain other plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and certain collective investment funds or insurance company general or separate accounts in which such plans or arrangements are invested, that are subject to Title I of ERISA and/or Section 4995 of the Code (collectively, Plans), and on persons who are fiduciaries with respect to the investment of assets treated as “plan assets” of a Plan. Government plans and some church plans are not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, but may be subject to substantially similar rules under state or other federal law.

In contemplating an investment of a portion of Plan assets in Shares, the Plan fiduciary responsible for making such investment should carefully consider, taking into account the facts and circumstances of the Plan, the “Risk Factors” discussed above and whether such investment is consistent with its fiduciary responsibilities, including, but not limited to: (a) whether the fiduciary has the authority to make the investment under the appropriate governing plan instrument; (b) whether the investment would constitute a direct or indirect non-exempt prohibited transaction with a party in interest; (c) the Plan’s funding objectives; and (d) whether under the general fiduciary standards of investment prudence and diversification such investment is appropriate for the Plan, taking into account the overall investment policy of the Plan, the composition of the Plan’s investment portfolio and the Plan’s need for sufficient liquidity to pay benefits when due.

It is anticipated that the Shares will constitute “publicly-held offered securities” as defined in Department of Labor Regulations § 2510.3-101 (b)(2). Accordingly, Shares purchased by a Plan, and not the Plan’s interest in the underlying copper held in the trust represented by the Shares, should be treated as assets of the Plan, for purposes of applying the “fiduciary responsibility” and “prohibited transaction” rules of ERISA and the Code. See also “United States Federal Tax Consequences—Investment by Certain Retirement Plans.”

PLAN OF DISTRIBUTION

The trust issues Shares in Baskets to Authorized Participants in exchange for deposits of copper on a continuous basis. Because new Shares can be created and issued on an ongoing basis, at any point during the life of the trust, a “distribution,” as such term is used in the Securities Act, will be occurring. Authorized Participants, other broker-dealers and other persons are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner which would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act. For example, an Authorized Participant, other broker-dealer firm or its client will be deemed a statutory underwriter if it purchases a Basket from the trust, breaks the Basket down into the constituent Shares and sells the Shares to its customers; or if it chooses to couple the creation of a supply of new Shares with an active selling effort involving solicitation of secondary market demand for the Shares. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter.

Investors that purchase Shares through a commission/fee-based brokerage account may pay commissions/fees charged by the brokerage account. We recommend that investors review the terms of their brokerage accounts for details on applicable charges.

Dealers that are not “underwriters” but are participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with Shares that are part of an “unsold allotment” within the meaning of Section 4(3)(C) of the Securities Act, would be unable to take advantage of the prospectus-delivery exemption provided by Section 4(3) of the Securities Act.

The sponsor intends to qualify the Shares in states selected by the sponsor and that sales be made through broker-dealers who are members of FINRA. Investors intending to create or redeem Baskets through Authorized Participants in transactions not involving a broker-dealer registered in such investor’s state of domicile or residence should consult their legal advisor regarding applicable broker-dealer or securities regulatory requirements under the state securities laws prior to such creation or redemption.

LEGAL MATTERS

The validity of the Shares has been passed upon for the sponsor by Clifford Chance US LLP, New York, New York, who, as special United States tax counsel to the sponsor, has also given an opinion regarding the material federal income tax consequences relating to the Shares.

[License Agreement

Without conceding that the operation of the trust or the marketing or trading in Shares would infringe upon any intellectual property owned by the trustee, the sponsor has entered into a license agreement with the trustee under which the trustee grants to the sponsor a perpetual, worldwide, non-exclusive, non-transferable license under the trustee’s patents and patent applications that cover securitized copper products solely for the purpose of establishing, operating and marketing any securitized copper financial product that is sold, sponsored or issued by the sponsor.]

EXPERTS

The financial statements of the trust as of [            ], 20[    ] included in this prospectus have been so included in reliance on the report of [            ], independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The sponsor has filed on behalf of the trust a registration statement on Form S-1 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement (including the exhibits to the registration statement), parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about the trust or the Shares, please refer to the registration statement, which you may inspect, without charge, at the public reference facilities of the SEC at the below address or online at www.sec.gov, or obtain at prescribed rates from the public reference facilities of the SEC at the below address.

The trust is subject to the informational requirements of the Exchange Act and the sponsor will, on behalf of the trust, file certain reports and other information with the SEC. The sponsor will file an updated prospectus annually for the trust pursuant to the Securities Act. The reports and other information can be inspected at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. 20549 and online at www.sec.gov. You may also obtain copies of such material from the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain more information concerning the operation of the public reference facilities of the SEC by calling the SEC at 1-800-SEC-0330 or visiting online at www.sec.gov.

iShares® Copper Trust

12,120,000 Shares

PROSPECTUS

[            ], 20[    ]

Until [            ], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The trust will not bear any expenses incurred in connection with the issuance and distribution of the securities being registered. These expenses shall be paid by the Sponsor.

Item 14.	Indemnification of Directors and Officers.

The Trust Agreement will provide that the sponsor and its shareholders, directors, officers, employees, affiliates (as such term is defined under the Securities Act of 1933, as amended) and subsidiaries shall be indemnified from the Trust and held harmless against any loss, liability or expense incurred without their (1) negligence, bad faith, willful misconduct or willful malfeasance arising out of or in connection with the performance of its obligations under the Trust Agreement or any actions taken in accordance with the provisions of the Trust Agreement or (2) reckless disregard of their obligations and duties under the Trust Agreement.

Item 15.	Recent Sales of Unregistered Securities.

None.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description

1.1	Form of Purchase Agreement*

4.1	Form of Trust Agreement*

4.2	Form of Standard Terms of Authorized Participant Agreement*

5.1	Form of Opinion of Clifford Chance US LLP as to legality*

8.1	Form of Opinion of Clifford Chance US LLP as to tax matters*

10.1	Form of Custodian Agreement*

23.1	Consent of Clifford Chance US LLP**

23.3	Consent of Independent Registered Public Accounting Firm*

24.1	Powers of Attorney (included on the signature page to this Registration Statement)

*	To be filed by amendment.
**	To be included in Exhibits 5.1 and 8.1.

(b) Financial Statement schedules: Not applicable.

Item 17.	Undertakings.

(a) The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 per cent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by each of the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by each of the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(C) Provided, further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance or Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of an included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability proposes of the issuer and any person that is at that date an underwriter such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchase with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California, on October 26, 2010.

iShares® Copper Trust

By:	BlackRock Asset Management International Inc.
as sponsor

By:	/s/ Michael A. Latham
Michael A. Latham

By:	/s/ Geoffrey D. Flynn
Geoffrey D. Flynn

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes Michael A. Latham and Geoffrey D. Flynn, and each of them singly, his true and lawful attorneys-in-fact with full power to sign on behalf of such person, in the capacities indicated below, any and all amendments to this registration statement and any subsequent related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and generally to do all such things in the name and on behalf of such person, in the capacities indicated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission thereunder, hereby ratifying and confirming the signature of such person as it may be signed by said attorneys-in-fact, or any of them, on any and all amendments to this registration statement or any such subsequent related registration statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities* and on the dates indicated.

Signature	Capacity	Date

/s/ Michael A. Latham Michael A. Latham	Director, Chief Executive Officer, President	October 26, 2010

/s/ Geoffrey D. Flynn Geoffrey D. Flynn	Director, Chief Financial Officer, Principal Accounting Officer	October 26, 2010

*	The Registrant will be a trust and the persons are signing in their capacities as officers or directors of BlackRock Asset Management International Inc., the sponsor of the Registrant.